                -------------------------------------------------




                                CREDIT AGREEMENT

                          dated as of February 17, 1995


                                      among


                         ACKERLEY COMMUNICATIONS, INC.,

                                   THE BANKS,

                  FIRST UNION NATIONAL BANK OF NORTH CAROLINA,
                             as Documentation Agent,

                                       and

                               NATWEST BANK N.A.,
                             as Administrative Agent



               --------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   DEFINITIONS

1.1.   Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.2.   General Interpretation . . . . . . . . . . . . . . . . . . . . . .  14

                                   ARTICLE II

                                   THE CREDITS

2.1.   The Loan Facility. . . . . . . . . . . . . . . . . . . . . . . . .  15
2.2.   [Intentionally Omitted]. . . . . . . . . . . . . . . . . . . . . .  15
2.3.   Facility Letters of Credit . . . . . . . . . . . . . . . . . . . .  15
       2.3.1.    Obligation to Issue. . . . . . . . . . . . . . . . . . .  15
       2.3.2.    Types and Amounts. . . . . . . . . . . . . . . . . . . .  15
       2.3.3.    Conditions . . . . . . . . . . . . . . . . . . . . . . .  16
       2.3.4.    Procedure for Issuance of
                 Facility Letters of
                 Credit . . . . . . . . . . . . . . . . . . . . . . . . .  16
       2.3.5.    Reimbursement Obligations. . . . . . . . . . . . . . . .  17
       2.3.6.    Payment of Reimbursement Obligations . . . . . . . . . .  18
       2.3.7.    Letter of Credit Participations. . . . . . . . . . . . .  19
       2.3.8.    Compensation for Facility
                 Letters of Credit. . . . . . . . . . . . . . . . . . . .  19
2.4.   Payment of Loans . . . . . . . . . . . . . . . . . . . . . . . . .  19
2.5.   Mandatory Reductions of Aggregate Commitment . . . . . . . . . . .  19
2.6.   Additional Mandatory Principal Payments;
       Additional Mandatory Reductions of
       Aggregate Commitment . . . . . . . . . . . . . . . . . . . . . . .  20
2.7.   Optional Principal Payments. . . . . . . . . . . . . . . . . . . .  21
2.8.   Fees; Commitment Reductions. . . . . . . . . . . . . . . . . . . .  21
       2.8.1.    Fees . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       2.8.2.    Commitment Fee; Voluntary
                 Reduction of Aggregate
                 Commitment . . . . . . . . . . . . . . . . . . . . . . .  21
2.9.   Method of Borrowing. . . . . . . . . . . . . . . . . . . . . . . .  22
2.10.  Borrowing Notices: Method of Selecting
       Types and Eurodollar Interest Periods
       for Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
2.11.  Method of Selecting Types and Eurodollar
       Interest Periods for Conversion and
       Continuation of Loans. . . . . . . . . . . . . . . . . . . . . . .  23
2.12.  Applicable Margin. . . . . . . . . . . . . . . . . . . . . . . . .  24
2.13.  Method of Payment. . . . . . . . . . . . . . . . . . . . . . . . .  25
2.14.  Notes; Telephonic Notices. . . . . . . . . . . . . . . . . . . . .  25

2.15.  Interest Payment Dates; Interest Basis. . . . . . . . . . . . . . .  25
2.16.  Notification of Loans, Interest Rates,
       Prepayments and Commitment Reductions . . . . . . . . . . . . . . .  26
2.17.  Lending Installations . . . . . . . . . . . . . . . . . . . . . . .  26
2.18.  Post Default Rate . . . . . . . . . . . . . . . . . . . . . . . . .  26
2.19.  Prepayment of Loans and Cash
       Collateralization of Facility Letters of
       Credit upon Change in Control . . . . . . . . . . . . . . . . . . .  27
2.20.  Non-Receipt of Funds by the
       Administrative Agent. . . . . . . . . . . . . . . . . . . . . . . .  27
2.21.  Withholding Tax Exemption . . . . . . . . . . . . . . . . . . . . .  28
2.22.  Collateral Security; Further Assistance . . . . . . . . . . . . . .  28

                                   ARTICLE III

                    CHANGE IN CIRCUMSTANCES; INDEMNIFICATION

3.1.   Yield Protection . . . . . . . . . . . . . . . . . . . . . . . . .  29
3.2.   Availability of Interest Rate. . . . . . . . . . . . . . . . . . .  30
3.3.   Failure to Pay or Borrow on Certain Dates. . . . . . . . . . . . .  30
3.4.   Changes in Capital Adequacy Regulations. . . . . . . . . . . . . .  31
3.5.   Bank Certificates; Survival of Indemnity . . . . . . . . . . . . .  31

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

4.1.   Initial Credit Extension . . . . . . . . . . . . . . . . . . . . .  32
4.2.   Each Credit Extension. . . . . . . . . . . . . . . . . . . . . . .  34

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

5.1.   Corporate Existence and Standing; Capital
       Structure. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
5.2.   Authorization and Validity . . . . . . . . . . . . . . . . . . . .  35
5.3.   No Conflict; Authorizations. . . . . . . . . . . . . . . . . . . .  35
5.4.   Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  35
5.5.   Material Adverse Change. . . . . . . . . . . . . . . . . . . . . .  36
5.6.   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
5.7.   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
5.8.   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
5.9.   ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
5.10.  Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
5.11.  Accuracy of Information. . . . . . . . . . . . . . . . . . . . . .  36
5.12.  Regulation U . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
5.13.  Material Agreements. . . . . . . . . . . . . . . . . . . . . . . .  37
5.14.  Senior and Subordinated Indebtedness . . . . . . . . . . . . . . .  37
5.15.  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . .  37

                                   ARTICLE VI

                                    COVENANTS

6.1.   Financial Reporting. . . . . . . . . . . . . . . . . . . . . . . .  37
6.2.   Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . .  40
6.3.   Notice of Default. . . . . . . . . . . . . . . . . . . . . . . . .  40
6.4.   Conduct of Business; Maintenance of
       Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . .  40
6.5.   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
6.6.   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
6.7.   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . .  41
6.8.   Maintenance of Properties. . . . . . . . . . . . . . . . . . . . .  41
6.9.   Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
6.10.  Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
6.11.  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
6.12.  Merger; Sale of Assets . . . . . . . . . . . . . . . . . . . . . .  42
6.13.  Sale of Accounts . . . . . . . . . . . . . . . . . . . . . . . . .  43
6.14.  Sale and Leaseback . . . . . . . . . . . . . . . . . . . . . . . .  43
6.15.  Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
6.16.  Investments. . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
6.17.  Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
6.18.  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
6.19.  Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
6.20.  Subordinated Indebtedness. . . . . . . . . . . . . . . . . . . . .  46
6.21.  Operation of Business. . . . . . . . . . . . . . . . . . . . . . .  46
6.22.  Total Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . .  46
6.23.  Senior Leverage Ratio. . . . . . . . . . . . . . . . . . . . . . .  46
6.24.  Interest Coverage Ratio. . . . . . . . . . . . . . . . . . . . . .  47
6.25.  Fixed Charge Coverage Ratio. . . . . . . . . . . . . . . . . . . .  47

                                   ARTICLE VII

                                    DEFAULTS

7.1.   Representations and Warranties . . . . . . . . . . . . . . . . . .  47
7.2.   Nonpayment of Notes. . . . . . . . . . . . . . . . . . . . . . . .  47
7.3.   Breach of Covenants. . . . . . . . . . . . . . . . . . . . . . . .  48
7.4.   Other Provisions . . . . . . . . . . . . . . . . . . . . . . . . .  48
7.5.   Nonpayment of Other Indebtedness . . . . . . . . . . . . . . . . .  48
7.6.   Voluntary Bankruptcy . . . . . . . . . . . . . . . . . . . . . . .  48
7.7.   Involuntary Bankruptcy . . . . . . . . . . . . . . . . . . . . . .  48
7.8.   Government Seizure . . . . . . . . . . . . . . . . . . . . . . . .  49
7.9.   Judgments and Orders . . . . . . . . . . . . . . . . . . . . . . .  49
7.10.  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
7.11.  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . .  49
7.12.  Other Loan Documents . . . . . . . . . . . . . . . . . . . . . . .  50
7.13.  Rate Hedging Obligations . . . . . . . . . . . . . . . . . . . . .  50
7.14.  Invalidity of Pledge Agreement . . . . . . . . . . . . . . . . . .  50
7.15.  Hazardous Substances . . . . . . . . . . . . . . . . . . . . . . .  50

                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.   Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
8.2.   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
8.3.   Preservation of Rights . . . . . . . . . . . . . . . . . . . . . .  53

                                   ARTICLE IX

                               GENERAL PROVISIONS

9.1.   Survival of Representations. . . . . . . . . . . . . . . . . . . .  54
9.2.   Governmental Regulation. . . . . . . . . . . . . . . . . . . . . .  54
9.3.   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
9.4.   Readings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
9.5.   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  54
9.6.   Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
9.7.   Several Obligations; Benefits of this
       Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
9.8.   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
9.9.   Numbers of Documents . . . . . . . . . . . . . . . . . . . . . . .  55
9.10.  Severability of Provisions . . . . . . . . . . . . . . . . . . . .  55
9.11.  Nonliability of Banks. . . . . . . . . . . . . . . . . . . . . . .  55
9.12.  CHOICE OF LAW. . . . . . . . . . . . . . . . . . . . . . . . . . .  56
9.13.  CONSENT TO JURISDICTION, WAIVER OF JURY
       TRIAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
9.14.  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . .  56
9.15.  Limitation of Rights . . . . . . . . . . . . . . . . . . . . . . .  57

                                    ARTICLE X

              THE ADMINISTRATIVE AGENT AND THE DOCUMENTATION AGENT

10.1.  Appointment and Powers . . . . . . . . . . . . . . . . . . . . . .  57
10.2.  Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
10.3.  General Immunity . . . . . . . . . . . . . . . . . . . . . . . . .  58
10.4.  No Responsibility for Loans, Recitals,etc. . . . . . . . . . . . .  58
10.5.  Right to Indemnity . . . . . . . . . . . . . . . . . . . . . . . .  58
10.6.  Action on Instructions of Banks. . . . . . . . . . . . . . . . . .  58
10.7.  Employment of Managing Agents' and Counsel . . . . . . . . . . . .  59
10.8.  Reliance on Documents; Counsel . . . . . . . . . . . . . . . . . .  59
10.9.  Managing Agents' Reimbursement and
       Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . .  59
10.10. Rights as a Lender . . . . . . . . . . . . . . . . . . . . . . . .  59
10.11. Bank Credit Decision . . . . . . . . . . . . . . . . . . . . . . .  60
10.12. Successor Managing Agents. . . . . . . . . . . . . . . . . . . . .  60
10.13. Distribution of Information. . . . . . . . . . . . . . . . . . . .  60
10.14. Collateral Releases. . . . . . . . . . . . . . . . . . . . . . . .  61
10.15. Managing Agents' Fees. . . . . . . . . . . . . . . . . . . . . . .  61

                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS

11.1.  Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
11.2.  Ratable Payments . . . . . . . . . . . . . . . . . . . . . . . . .  61

                                   ARTICLE XII

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . .  62
12.2.  Participations . . . . . . . . . . . . . . . . . . . . . . . . . .  62
       12.2.1.   Permitted Participants; Effect . . . . . . . . . . . . .  62
       12.2.2.   Voting Rights. . . . . . . . . . . . . . . . . . . . . .  63
       12.2.3.   Benefit of Setoff. . . . . . . . . . . . . . . . . . . .  63
12.3.  Assignments. . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
       12.3.1.   Permitted Assignments. . . . . . . . . . . . . . . . . .  63
       12.3.2.   Effect; Effective Date . . . . . . . . . . . . . . . . .  63
12.4.  Dissemination of Information . . . . . . . . . . . . . . . . . . .  64
12.5.  Tax Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . .  64

                                  ARTICLE XIII

                                     NOTICES

13.1.  Giving Notice. . . . . . . . . . . . . . . . . . . . . . . . . . .  64
13.2.  Change of Address. . . . . . . . . . . . . . . . . . . . . . . . .  65

                                   ARTICLE XIV

                                  COUNTERPARTS

14.1.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .  65




Annex 1       -    Provisions for Alternative Dispute Resolution


EXHIBITS
- --------

Exhibit A     -    Promissory Note
Exhibit B-1   -    Opinion of Counsel
Exhibit B-2   -    Opinion of FCC Counsel
Exhibit C     -    Compliance Certificate
Exhibit D     -    [Intentionally Omitted]
Exhibit E     -    Assignment Agreement
Exhibit F     -    [Intentionally Omitted]



SCHEDULES
- ---------

Schedule 1    -    Subsidiaries and Other Investments
Schedule 2    -    Other Indebtedness
Schedule 3    -    Existing Liens
Schedule 4    -    Outstanding Shares

                          ACKERLEY COMMUNICATIONS, INC.

                                CREDIT AGREEMENT


              THIS CREDIT AGREEMENT, dated as of February 17, 1995, is by and among ACKERLEY COMMUNICATIONS, INC., the Banks, FIRST UNION NATIONAL BANK OF NORTH CAROLINA, as Documentation Agent, and NATWEST BANK N.A., as Administrative Agent. Capitalized terms used in this introductory paragraph and the recitals below not otherwise defined, shall have the meanings given such terms in Section
1.1 of this Agreement.

                                    RECITALS:

              A. The Company entered into a credit agreement dated as of October 7, 1993 (the "1993 Credit Agreement") with The First National Bank of Chicago, as Agent, and National Westminster Bank, USA, as Co-Agent, and certain banks, pursuant to which such banks made certain loans and advances to the Company. The obligations under the 1993 Credit Agreement were secured by certain shares of stock pledged by the Company and certain Subsidiaries of the Company pursuant to the Pledge Agreement.

              B. The Company has requested that the Managing Agents and the Banks enter into this Credit Agreement and extend the Loans and issue the Facility Letters of Credit hereunder for purposes of refinancing existing indebtedness under the 1993 Credit Agreement and for the purposes set forth herein. The Company intends for the Pledge Agreement to remain in full force and effect and for the Pledged Stock to secure the obligations arising hereunder. For purposes of the Pledge Agreement, this Agreement and the Loans made and Facility Letters of Credit issued hereunder shall be deemed to be a refinancing of the 1993 Credit Agreement and the obligations arising thereunder.

              NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

              1.1. DEFINED TERMS. For purposes of this Credit Agreement, in addition to the terms defined elsewhere in this Credit Agreement, the following terms shall have the meanings set forth below:

              "Acquisition" means any transaction, or series of related transactions, consummated on or after the date of this Agreement by which the Company or any Subsidiary (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, other than a Subsidiary, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) (a) any of the securities of a corporation (other than a Subsidiary) which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or (b) any of the partnership interests of a partnership (other than a Subsidiary).

              "Administrative Agent" means NatWest Bank N.A. in its capacity as administrative agent for the Banks pursuant to Section 10.1, and not in its individual capacity as a Bank, and any successor Administrative Agent appointed pursuant to Section 10.12.

              "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

              "Aggregate Commitment" means the aggregate of the Commitments of all the Banks, as reduced from time to time pursuant to the terms hereof.

              "Agreement" means this Credit Agreement, as it may be amended or modified and in effect from time to time.

              "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

              "Amended Partnership Agreement" has the meaning assigned to such term in the Contribution Agreement.

              "Applicable Margin" is defined in Section 2.12.

              "Authorizations" means all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates and permits from, the FCC, other Governmental Authorities, professional sports associations and any other Persons.

              "Authorized Officer" means any of the Chairman of the Board of Directors and Chief Executive Officer, the President and Chief Operating Officer or the Senior Vice President, Chief Financial Officer and Treasurer of the Company, acting singly.

              "Banks" means the banks listed on the signature pages of this Agreement and their respective successors and assigns.

              "Base Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the rate determined by the Administrative Agent to be the rate at which deposits in U.S. Dollars are offered by the Administrative Agent to first-class banks in the London interbank market at or before 11:00 a.m. (New York time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of such Eurodollar Advance and having a maturity approximately equal to such Eurodollar Interest Period.

              "Borrowing Date" means the date on which a Loan is made hereunder.

              "Borrowing Notice" is defined in Section 2.10.

              "Business Day" means (i) with respect to borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks are open for business in Charlotte and New York and on which dealings in U.S. Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks are open for business in Charlotte and New York.

              "Capital Expenditures" of a Person means the aggregate amount of all purchases or acquisitions of items considered to be capital items in accordance with Generally Accepted Accounting Principles, including, without limitation, all expenditures capitalized in accordance with Generally Accepted Accounting Principles relating to property, plant, or equipment on the balance sheet of such Person, and excluding Acquisitions permitted pursuant to
Section 6.15 of this Agreement.

              "Capitalized Lease" means any lease of property which would be capitalized on a balance sheet of the Company or a Subsidiary, prepared in accordance with Generally Accepted Accounting Principles.

              "Capitalized Lease Obligations" means the amount of the obligations of the Company and the Subsidiaries under Capitalized Leases which would be shown as a liability on a balance sheet of the Company or a Subsidiary, prepared in accordance with Generally Accepted Accounting Principles.

              "Change in Control" means the failure of the Ackerley Family to own, of record and beneficially, with full power to vote, at least 51% of the voting stock of the Company. As used herein "Ackerley Family" means (i) Barry
A. Ackerley and the spouse and lineal descendants of Barry A. Ackerley, whether by blood or adoption, (ii) any trusts for the exclusive benefit of the individuals referred to in clause (i) above or the executor or administrator of the estate of or other legal representative of the individuals referred to in clause (i) above, and (iii) any other Person, at least a majority of the outstanding voting stock of which is owned, of record and beneficially, by any of the Persons referred to in clause (i) or (ii) above.

              "Closing Date" means the date of this Agreement.

              "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

              "Collateral Agent" means First Trust of California, National Association, in its capacity as Pledgee under and as defined in the Pledge Agreement, and any successor thereto.

              "Commitment" means, with respect to any Bank, the obligation of such Bank to make Loans and issue Facility Letters of Credit not exceeding the amount set forth underneath such Bank's signature below under the column entitled "Commitments", as such amount may be amended, supplemented or reduced from time to time pursuant to the terms hereof.

              "Commitment Termination Date" means June 30, 2000 or any earlier date on which the Aggregate Commitment is cancelled by the Company or otherwise terminated pursuant to this Agreement.

              "Company" means Ackerley Communications, Inc., a Delaware corporation, and its successors and assigns.

              "Compliance Certificate" means a compliance certificate in substantially the form of Exhibit "C" hereto, with appropriate insertions, signed by the Chief Financial Officer of the Company, showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, describing the nature thereof and any action the Company is taking or proposes to take with respect thereto.

              "Contribution Agreement" means that certain Contribution Agreement dated as of February 4, 1994 among New Century, Century Management, Inc., KJR Radio, Inc. and the Company, as in effect on the Closing Date.

              "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414(b) or 414(c) of the Code.

              "Conversion/Continuation Notice" is defined in Section 2.11.

              "Default" means an event described in Section 7.

              "Documentation Agent" means First Union National Bank of North Carolina in its capacity as documentation agent hereunder pursuant to Section 10.1, and not in its individual capacity as a Bank, and any successor Documentation Agent appointed pursuant to Section 10.12.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

              "Eurodollar Advance" means a Loan which bears interest at a Eurodollar Rate.

              "Eurodollar Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day and selected by the Company pursuant to Section 2.10 or 2.11. A month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month. If there is no such numerically corresponding day in the month in which a Eurodollar Interest Period ends, such Eurodollar Interest Period shall end on the last Business Day of such month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, PROVIDED, HOWEVER, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

              "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Base Eurodollar Rate applicable to such Eurodollar Interest Period, divided by
(b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period plus (ii) the Applicable Margin. The Eurodollar Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

              "Excess Cash Flow" means, for any fiscal year, (i) Operating Cash Flow minus (ii) the sum of (a) Capital Expenditures, (b) mandatory scheduled principal reductions or payments made on Indebtedness (exclusive of mandatory prepayments made pursuant to Section 2.6 (i) during such period), (c) Interest Expense, (d) taxes actually paid and (e) $2,250,000, all calculated for such fiscal year for the Company and the Subsidiaries on a consolidated basis in accordance with Generally Accepted Accounting Principles consistently applied.

              "Facility Letter of Credit" means any Letter of Credit issued by the Issuer for the account of the Company pursuant to the terms of Section 2.3.

              "Facility Letter of Credit Obligations" means, at any date of determination thereof, all liabilities whether actual or contingent, of the Company to the Issuer and the Banks in respect of the Facility Letters of Credit, including, without limitation, the sum of (a) Reimbursement Obligations and (b) the aggregate undrawn face amount of the outstanding Facility Letters of Credit.

              "FCC" means the Federal Communications Commission or any other regulatory body which succeeds to the functions of the Federal Communications Commission.

              "Federal Funds Effective Rate" means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

              "First Union" means First Union National Bank of North Carolina in its individual capacity, and its successors and assigns.

              "Fixed Charge Coverage Ratio" means, as at the end of any fiscal quarter, the ratio of (a) the sum of Operating Cash Flow for the four fiscal quarters then ended minus the sum of (i) cash taxes paid during such fiscal quarters then ended; (ii) Capital Expenditures for the fiscal quarters then ended (other than Capital Expenditures financed with insurance proceeds to replace damaged, destroyed, lost or stolen fixed assets); (iii) cash dividends paid for the fiscal quarters then ended; and (iv) cash capital contributions from the Company or any Subsidiary to New Century made during such fiscal quarters then ended, to (b) the sum of (i) mandatory principal payments required to be made on Indebtedness during the fiscal quarters then ended (exclusive of mandatory prepayments made in respect of (1) Excess Cash Flow during such period and (2) net cash proceeds from any Sale); and (ii) Interest Expense for the fiscal quarters then ended.

              "Floating Rate" means a rate per annum equal to the sum of (i) the Alternate Base Rate plus (ii) the Applicable Margin, changing when and as the Alternate Base Rate changes.

              "Floating Rate Advance" means a Loan which bears interest at the Floating Rate.

              "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants, consistently applied and maintained on a consistent basis for the Company, as applicable, throughout the period indicated and consistent with the prior financial practices of the Company as reflected on the Financials so as to properly reflect the financial condition, and the results of operations and cash flow of the Company, as applicable; PROVIDED, HOWEVER, that, in the event that changes in Generally Accepted Accounting Principles shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Company's certified public accountants, to the extent that such changes would modify or could modify such accounting principles or the interpretation or application thereof, such changes shall be followed with respect to the interpretation of this Agreement only from and after the date the Company and the Agent and the Required Banks shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

              "Governmental Authority" means any federal, state or local regulatory, governmental or public body or authority or any subdivision thereof.

              "Guaranty" means any agreement by which the Company or any Subsidiary assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable for the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assure any creditor of such other Person against loss, including, without limitation, the contingent liability of the Company or any Subsidiary under any Letter of Credit or surety bond, but excluding endorsements of instruments for deposit or collection in the ordinary course of business.

              "Indebtedness" means the Company's and each Subsidiary's
(i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property (other than accounts payable arising in connection with the purchase of inventory on terms customary in the trade and Program Obligations), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by the Company or any Subsidiary, (iv) obligations which are evidenced by notes, acceptances or other instruments, (v) Capitalized Lease Obligations and (vi) obligations arising under or in connection with Guaranties.

              "Interest Coverage Ratio" means, as at any date of calculation, the ratio of (i) Operating Cash Flow for the four consecutive fiscal quarters ending on or most recently ended prior to such date of calculation to (ii) Interest Expense for the four consecutive fiscal quarters ending on or most recently ended prior to such date of calculation.

              "Interest Expense" means, for any period of calculation, the aggregate amount of interest, whether paid in cash or accrued as a liability, on Indebtedness (including Rate Hedging Obligations and excluding the amortization of any facility fees paid in connection with this or any earlier financing, and interest paid or accrued on behalf of New Century), all calculated for such period for the Company and the Subsidiaries on a consolidated basis in accordance with Generally Accepted Accounting Principles consistently applied.

              "Investment" means any loan, advance, extension of credit (other than accounts receivable arising in the ordinary course of business), or contribution of capital by the Company or any Subsidiary to any other Person other than a Subsidiary, or any investment in, or purchase or other acquisition of, the stock, notes, partnership interests, debentures or other securities of any other Person other than a Subsidiary, made by the Company or any Subsidiary.

              "Issuance Date" means, with respect to any Facility Letter of Credit, the date on which such Facility Letter of Credit is issued hereunder.

              "Issuer" means NatWest, in its capacity as the issuer of the Facility Letters of Credit.

              "Lending Installation" means any office, branch, subsidiary or affiliate of any Bank or either of the Managing Agents.

              "Letter of Credit" means a letter of credit or similar instrument which is issued upon the application of the Company or any Subsidiary or upon which the Company or any Subsidiary is account party or for which the Company or any Subsidiary is in any way liable.

              "Letter of Credit Request" is defined in Section 2.3.4.

              "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, claim, charge, encumbrance, preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement) in, of or on any of the Company's or any Subsidiary's property.

              "Loan" means any loan made under this Agreement.

              "Loan Documents" means this Agreement, the Notes, the Pledge Agreement, all outstanding Facility Letters of Credit and any other documents or instruments which may be executed and delivered by the Company in connection herewith (including without limitation any Rate Hedging Agreements entered into between the Company and any Bank), as the same may be amended or modified and in effect from time to time.

              "Managing Agents" means the Administrative Agent and the Documentation Agent and their respective successors and assigns.

              "Material Adverse Effect" means a material adverse effect on (i) the business, properties, condition (financial or otherwise), results of operations, or prospects of the Company and the Subsidiaries taken as a whole,
(ii) the ability of the Company to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Managing Agents or the Banks thereunder.

              "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

              "NatWest" means NatWest Bank N.A. in its individual capacity, and its successors and assigns.

              "New Century" means New Century Seattle Partners, L.P., a limited partnership organized under the laws of the State of Delaware, and its successors and assigns.

              "Note Agreements" means, collectively, (i) that certain Note Agreement (the "Series A and B Note Agreement"), dated as of December 1, 1988, as amended by that certain Agreement of Waiver and Amendment dated as of September 30, 1990 and that certain Amendment Agreement dated as of October 1, 1991, between the Company and Phoenix Home Life Insurance Company (as assignee of a Note Agreement from Home Life Insurance Company), and (ii) those certain separate Note Agreements (the "1989 Note Agreements"), each dated as of December 1, 1989, as amended by that certain Agreement of Waiver and Amendment dated as of September 30, 1990 and that certain Amendment Agreement dated as of October 1, 1991, among the Company, CIG & Co. (as assignee of certain Note Agreements from Connecticut General Life Insurance Company), Southern Farm Bureau Annuity Insurance Company, The Travelers Insurance Company, The Travelers Indemnity Company, and Phoenix Home Life Insurance Company (as assignee of a Note Agreement from Home Life Insurance Company).


              "Note" means a promissory note in substantially the form of Exhibit "A" hereto, duly executed and delivered to the Administrative Agent by the Company and payable to the order of a Bank in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

              "Notice of Assignment" is defined in Section 12.3.2.

              "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all Facility Letter of Credit Obligations, all accrued and unpaid fees and all other obligations of the Company and the Subsidiaries to the Banks or to any Bank, the Issuer, the Managing Agents or any indemnified party hereunder arising under the Loan Documents.

              "Operating Cash Flow" means, for any period of calculation, (i) pre-tax income or deficit, as the case may be (excluding 50% of any National Basketball Association expansion fee income recognized by the Company or any of its Subsidiaries in any such period and excluding extraordinary gains or losses and any gain (or loss) from any sale, lease, transfer or other disposition of any property, asset or business and excluding any income from equity investments) plus, to the extent deducted in calculating pre-tax income or deficit, (a) all depreciation and amortization expense (including the amortization of Program Obligations), and (b) interest expense (net of interest income), minus (ii) Program Obligation Payments, all calculated for such period for the Company and the Subsidiaries on a consolidated basis in accordance with Generally Accepted Accounting Principles consistently applied. In the case of any Sale or Acquisition by the Company or any Subsidiary during any period of calculation, the definition of Operating Cash Flow shall, for purposes of determining Total Leverage Ratio, Senior Leverage Ratio and Applicable Margin, be adjusted to give effect to such Sale or Acquisition, as if such Sale or Acquisition occurred on the first day of such period, (x) in the case of a Sale, by decreasing, if positive, or increasing, if negative, Operating Cash Flow by the Operating Cash Flow in respect of such Sale during such period or (y) in the case of an Acquisition, by increasing, if positive, or decreasing, if negative, Operating Cash Flow by the Operating Cash Flow in respect of such Acquisition during such period.

              "Participants" is defined in Section 12.2.1.

              "Payment Date" means the last Business Day of each March, June, September and December.

              "PBGC" means the Pension Benefit Guaranty Corporation, and its successors and assigns.

              "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust, unincorporated organization, government or any department or agency of any government.

              "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or which is subject to the minimum funding standards under
Section 412 of the Code as to which the Company or any member of the Controlled Group may have any liability.

              "Pledge Agreement" means the Pledge Agreement dated October 1, 1993 between the Company, as Pledgor, and First Trust of California, National Association, as pledgee, as such agreement may be amended, restated, modified or supplemented and in effect from time to time.

              "Pledged Stock" shall have the meaning given such term in the Pledge Agreement.

              "Prime Rate" means a rate per annum equal to the prime rate of interest announced by the Administrative Agent from time to time, changing when and as said prime rate changes.

              "Pro Rata Share" means, with respect to each Bank, the percentage amount set forth opposite such Bank's name below:

          Bank                               Percentage
          ----                               ----------

          NatWest                            26.15%
          First Union                        26.15%
          Seattle-First National Bank        16.92%
          The Long Term Credit Bank          15.39%
          Union Bank                         15.39%


     "Program Obligations" means the obligations of the Company and the Subsidiaries with respect to the acquisition of the right to broadcast films and other programming material, payable in a form other than barter.

     "Program Obligation Payments" means, for any period of calculation, an amount equal to the aggregate amount paid in cash by or on behalf of the Company and the Subsidiaries during such period with respect to, or on account of, Program Obligations.

     "Purchasers" is defined in Section 12.3.1.

     "Put and Call Agreement" means the Put and Call Agreement, in the form attached as Exhibit B to the Contribution Agreement, dated as of February 4, 1994 between the shareholders named therein and KJR Radio, Inc.

     "Rate Hedging Agreements" means (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

     "Rate Hedging Obligations" means any and all obligations of the Company, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Rate Hedging Agreements.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Reimbursement Obligations" means, at any time, the aggregate of the obligations of the Company to the Issuer in respect of all unreimbursed payments or disbursements made by the Issuer under or in respect of the Facility Letters of Credit.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043 (a) of ERISA or
Section 412 (d) of the Code.

     "Required Banks" means at least two Banks in the aggregate holding at least 66-2/3% of the aggregate unpaid principal amount of the outstanding Loans and Facility Letter of Credit Obligations, or, if no Loans or Facility Letters of Credit are outstanding at least two Banks in the aggregate holding at least 66-1/2% of the Aggregate Commitment.

     "Reserve Requirement" means, with respect to any Eurodollar Interest Period, the daily average during such Eurodollar Interest Period of the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Interest Period) which is imposed on member banks of the Federal Reserve System under Regulation D on Eurocurrency liabilities.

     "Sale" means the sale, lease, transfer or other disposition (including, without limitation, any disposition accomplished by way of a merger) of any property, asset or business of the Company or any Subsidiary to any other Person, other than a Subsidiary, other than any sale, lease, transfer or other disposition contemplated by Section 6.12(ii)(a) or (b) with respect to which the aggregate net proceeds realized by the Company or such Subsidiary shall equal $250,000 or more on an annual basis.

     "Secured Obligations" means, collectively, (i) the Obligations, (ii) all Rate Hedging Obligations of the Company owing to one or more Banks and (iii) all indebtedness, obligations and liabilities of the Company, direct or contingent, owing to one or more Banks in connection with Facility Letters of Credit (or applications therefor) which have been issued by one or more Banks.

     "Senior Indebtedness" means all Indebtedness other than Subordinated Indebtedness.

     "Senior Leverage Ratio" means, as at any date of calculation, the ratio of
(i) Senior Indebtedness outstanding on such date of calculation (other than contingent obligations under Guaranties) to (ii) Operating Cash Flow for the period consisting of the four consecutive fiscal quarters ending on or most recently ended prior to such date of calculation.

     "Senior Note Indenture" means that certain Indenture dated October 1, 1993 between the Company and First Bank National Association, in its capacity as Indenture Trustee, governing the Senior Notes, as it may be amended or modified and in effect from time to time.

     "Senior Notes" means, collectively, the 10-3/4% Senior Notes in the aggregate principal amount of $120,000,000 issued pursuant to the Senior Note Indenture.

     "Senior Subordinated Notes" means, collectively, (i) the 11.16% Senior Subordinated Notes in the aggregate principal amount of $12,500,000 due December 15, 1997 issued pursuant to the Series A and B Note Agreement, of which $2,500,000 remains outstanding, (ii) the 11.20% Senior Subordinated Notes in the aggregate principal amount of $12,500,000 due December 15, 1998 issued pursuant to the Series A and B Note Agreement, of which $2,500,000 remains outstanding, and (iii) the 10.48% Senior Subordinated Notes in the aggregate principal amount of $30,000,000 due December 15, 2000, issued pursuant to the 1989 Note Agreements, of which $30,000,000 remains outstanding, as such amounts may be reduced from time to time.

     "Single Employer Plan" means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

     "Station" means any radio or television station owned or operated by the Company or any Subsidiary, including, without limitation, the following: KGET-TV, Bakersfield, California; KCBA-TV, Salinas, California; KKTV, Colorado Springs, Colorado; WIXT-TV, Syracuse, New York; and KVOS-TV, Bellingham, Washington.

     "Subordinated Indebtedness" means the Indebtedness evidenced by the Senior Subordinated Notes and any and all other Indebtedness the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Required Banks.

     "Subsidiary" means any corporation, or any similar entity, more than 50% of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries, or any similar foreign business organization which is so owned or controlled. For purposes of this Agreement and the other Loan Documents, New Century shall not be deemed to be a Subsidiary.

     "Total Leverage Ratio" means, as at any date of calculation, the ratio of
(a) the sum of (i) Indebtedness outstanding on such date of calculation (other than contingent obligations under Guaranties) plus (ii) the amount of earned deferred compensation for which the Company or any Subsidiary is liable on such date of calculation to (b) Operating Cash Flow for the period consisting of the four consecutive fiscal quarters ending on or most recently ended prior to such date of calculation.

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Loan, its nature as a Floating Rate Advance or Eurodollar Advance.

     "Unfunded Liabilities" means, (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans, and (ii) in the case of Multiemployer Plans, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Wholly-Owned Subsidiary" of the Company means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by the Company or one or more wholly-owned Subsidiaries of the Company, or by the Company and one or more wholly-owned Subsidiaries of the Company, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     1.2 GENERAL INTERPRETATION. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article include the plural as well as the singular, the words "hereof," "herein," "hereto," "in this Agreement" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and references in this Agreement to Articles, Sections, and Exhibits refer to Articles and Sections of and Exhibits to this Agreement.


                                   ARTICLE II

                                   THE CREDITS

     2.1. THE LOAN FACILITY. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Company from time to time prior to the Commitment Termination Date in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment. Loans shall be made from the several Banks ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. Subject to the terms of this Agreement, the Company may borrow, repay and reborrow Loans at any time prior to the Commitment Termination Date. The Loans may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, determined in accordance with Sections 2.10 and 2.11.

     2.2.  [INTENTIONALLY OMITTED].

     2.4.  FACILITY LETTERS OF CREDIT.

           2.3.1. OBLIGATION TO ISSUE. The Issuer agrees, on the terms and conditions set forth in this Agreement, to issue for the account of the Company Facility Letters of Credit in accordance with this Section 2.3, from time to time during the period commencing on the date hereof and ending on the Business Day prior to the Commitment Termination Date.

           2.3.2.  TYPES AND AMOUNTS.  The Issuer shall have no obligation to:

          (i) issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Facility Letters of Credit issued by the Issuer, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon the Issuer;

          (ii) issue any Facility Letter of Credit if, after giving effect thereto, the aggregate amount of the Loans and the Facility Letter of Credit Obligations would exceed the Aggregate Commitment;

         (iii) issue any Facility Letter of Credit which has an expiration date
               (a) later than twelve (12) months after the Issuance Date thereof or (b) after the Commitment Termination Date; or

          (iv) issue any Facility Letter of Credit if, after giving effect thereto, (a) the aggregate amount of Facility Letters of Credit outstanding would exceed $7,500,000, or (b) the number of Facility Letters of Credit outstanding would exceed 8.

          2.3.3. CONDITIONS. In addition to being subject to the satisfaction of the conditions contained in Section 4.2, the obligation of the Issuer to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

          (i) the Company shall have delivered to the Issuer at such times and in such manner as the Issuer may reasonably prescribe such documents and materials as may be required pursuant to the terms of the proposed Facility Letter of Credit and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuer as to form and content; and

          (ii) as of the Issuance Date, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuer from issuing the proposed Facility Letter of Credit and no law, rule or regulation applicable to any Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuer shall prohibit or request that the Issuer refrain from the issuance of Letters of Credit generally or the issuance of such proposed Facility Letter of Credit in particular.

          2.3.4.  PROCEDURE FOR ISSUANCE OF FACILITY LETTERS OF
CREDIT.

          (i) The Company shall give the Issuer twenty (20) days' prior written notice of any requested issuance of a Facility Letter of Credit (except that, in lieu of such written notice, the Company may give the Issuer (x) notice of such request by tested facsimile or other tested arrangement satisfactory to the Issuer or (y) telephonic notice of such request if confirmed in writing by delivery to the Issuer (1) immediately of a telecopy of the written notice required hereunder which has been signed by an Authorized Officer or (2) promptly (but in no event later than the requested time of issuance) of a copy of the written notice required hereunder containing the original signature of an Authorized Officer). Each such notice (each a "Letter of Credit Request") shall be irrevocable once the relevant Facility Letter of Credit is issued and shall specify the stated amount of the Facility Letter of Credit requested, the Issuance Date (which day shall be a Business Day) of such requested Facility Letter of Credit, the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the Commitment Termination Date), the purpose for which such Facility Letter of Credit is to be issued, and the Person for whose benefit the requested Facility Letter of Credit is to be issued. At the time such Letter of Credit Request is made, the Company shall also provide the Issuer with a copy of the form of the Facility Letter of Credit it is requesting be issued. Such Letter of Credit Request, to be effective, must be received by the Issuer not later than 3:00 p.m. (New York time) on the last Business Day on which notice can be given under this Section 2.3.4(i).

          (ii) Subject to the terms and conditions of this Section 2.3.4 and provided that the applicable conditions set forth in Sections 4.2 and 2.3.3 have been satisfied, the Issuer shall, on the requested Issuance Date, issue the requested Facility Letter of Credit for the account of the Company in accordance with the Issuer's usual and customary business practices.

         (iii) The Issuer shall not be obligated to extend or amend any Facility Letter of Credit unless the requirements of this Section 2.3.4 are met as if a new Facility Letter of Credit were being requested and issued.

          2.3.5.    REIMBURSEMENT OBLIGATIONS.

          (i) The Issuer shall promptly notify the Company of any draw under a Facility Letter of Credit. The Company shall reimburse the Issuer at the Issuer's address specified pursuant to
               Section 13.1, or at any other Lending Installation specified in writing by the Issuer to the Company, for the ratable account of the Issuer and the Banks, in immediately available funds, for draws under a Facility Letter of Credit no later than the Business Day next succeeding the date of payment by the Issuer by 10:00 a.m. (Seattle time) on the date when due, provided, however, that if the Issuer notifies the Company of such a draw on or after the Business Day next succeeding the date of payment by the Issuer, the Company shall be required to reimburse the Issuer no later than 10:00 a.m. (Seattle time) on the Business Day next succeeding the date of such notification. Each payment delivered to the Issuer for the account of any Bank shall be delivered promptly by the Issuer to such Bank in the same type of funds which the Issuer received at its address specified pursuant to Section 13.1 or at any Lending Installation specified in a notice received by the Issuer from such Bank.

          (ii) Any Reimbursement Obligation with respect to any Facility Letter of Credit shall bear interest from the date of the relevant draws under the relevant Facility Letter of Credit at the interest rate for Floating Rate Advances not paid at maturity as calculated in accordance with Section 2.18.

         (iii) Any action taken or omitted to be taken by the Issuer under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuer under any resulting liability to the Company. In determining whether to pay under any Facility Letter of Credit, the Issuer shall have no obligation relative to the Company other than to confirm that any documents required to be delivered under such Letter of Credit appear to comply on their face with the requirements of such Letter of Credit.

          2.3.6. PAYMENT OF REIMBURSEMENT OBLIGATIONS. The Company agrees to pay to the Issuer the amount of all Reimbursement

Obligations, interest and other amounts payable to the Issuer under or in connection with any Facility Letter of Credit immediately when due, irrespective of any claim, set-off, defense or other right which the Company or any Subsidiary may have at any time against the Issuer or any other Person, under all circumstances, including without limitation, any of the following circumstances:

          (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

          (ii) the existence of any claim, setoff, defense or other right which the Company or any Subsidiary may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Issuer, any Bank, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Company or any Subsidiary and the beneficiary named in any Facility Letter of Credit);

         (iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

          (v)  the occurrence of any Default or Unmatured Default.


          2.3.7. LETTER OF CREDIT PARTICIPATIONS. Each Bank severally agrees to purchase from the Issuer a participation in each Facility Letter of Credit issued by the Issuer in an amount equal to such Bank's Pro Rata Share thereof and in the event of a drawing under any Facility Letter of Credit, to make payment to the Issuer in the manner provided in Section 2.9.

          2.3.8. COMPENSATION FOR FACILITY LETTERS OF CREDIT. The Company shall pay to the Issuer, (i) upon the date of issuance and upon the date of a renewal, $250 for each Facility Letter of Credit issued by the Issuer, and (ii) on each Payment Date and upon the expiration date of any Facility Letter of Credit, for distribution to the Banks based on their Pro Rata Share of the Facility Letter of Credit Obligations, a fee equal to (A) the amount obtained by dividing (x) the dollar amount obtained by multiplying the then-existing Applicable Margin for Eurodollar Advances, determined in accordance with Section 2.12 of this Agreement (expressed as a decimal), by the average daily aggregate maximum amount available to be drawn under all outstanding Facility Letters of Credit during such period, by (y) 365, MULTIPLIED by (B) the number of actual days elapsed during such period.

     2.4. PAYMENT OF LOANS. The Company shall repay the Loans: (i) in full, on the Commitment Termination Date; (ii) in full, upon the occurrence of any Default and acceleration of the Obligations by the Managing Agents pursuant to this Agreement, or upon the occurrence of a Default under Sections 7.6 or 7.7 and the automatic acceleration of the Obligations pursuant to Article VIII;
(iii) in part, immediately in the event that the total Loans plus Facility Letters of Credit outstanding at any time under all of the Notes exceeds the Aggregate Commitment at such time, in the amount of such excess; and (iv) in part, immediately upon demand by any Bank, in the event that the aggregate amount of Loans from any Bank exceeds such Bank's Commitment, in the amount of such excess.

     2.5. MANDATORY REDUCTIONS OF AGGREGATE COMMITMENT. On each of the dates set forth below, the Aggregate Commitment shall be permanently reduced by the amount set forth below opposite each of the dates set forth below.


     Reduction Date                             Reduction Amount
     --------------                             ----------------
     June 30, 1995                                $2,166,666.66
     September 30, 1995                           $2,166,666.67
     December 31, 1995                            $2,166,666.67
     March 31, 1996                               $2,437,500.00
     June 30, 1996                                $2,437,500.00
     September 30, 1996                           $2,437,500.00
     December 31, 1996                            $2,437,500.00
     March 31, 1997                               $2,843,750.00
     June 30, 1997                                $2,843,750.00
     September 30, 1997                           $2,843,750.00
     December 31, 1997                            $2,843,750.00
     March 31, 1998                               $3,656,250.00
     June 30, 1998                                $3,656,250.00
     September 30, 1998                           $3,656,250.00
     December 31, 1998                            $3,656,250.00
     March 31, 1999                               $3,656,250.00
     June 30, 1999                                $3,656,250.00
     September 30, 1999                           $3,656,250.00
     December 31, 1999                            $3,656,250.00
     March 31, 2000                               $4,062,500.00
     June 30, 2000                                $4,062,500.00


     2.6. ADDITIONAL MANDATORY PRINCIPAL PAYMENTS; ADDITIONAL MANDATORY REDUCTIONS OF AGGREGATE COMMITMENT.

          (i) In addition to the mandatory payments required under Section 2.4, the Company shall make the following mandatory payments:

               (a) Concurrently with the consummation of any Sale by the Company or any Subsidiary, the Company shall make a mandatory payment on the Loans outstanding in an amount equal to the sum of (1) 100% of the net cash proceeds realized in connection with such Sale, and (2) a dollar amount equal to 25% of the agreed-upon value of any equity securities received by the Company as consideration in connection with any such Sale.

               (b) On or before April 30, 1996, the Company shall make a mandatory payment on the Loans outstanding in an amount equal to 25% of Excess Cash Flow, if positive, for the fiscal year ending December 31, 1995, and on or before April 30 of each year thereafter, the Company shall make a mandatory payment on the Loans outstanding in an amount equal to 50% of Excess Cash Flow, if positive, for the most recently ended fiscal year.

          (ii) The mandatory payments made pursuant to clause (i) of this
               Section 2.6 shall be applied to principal of the outstanding
               Loans.

         (iii) Concurrently with each mandatory payment on the Loans made pursuant to this Section 2.6, the Aggregate Commitment shall be permanently reduced by a like amount. Any and all reductions of the Aggregate Commitment or mandatory prepayments required to be made pursuant to clause (i)(a)(2) or clause (i)(b) of this
               Section 2.6 shall be applied to the pro rata reduction of the then remaining scheduled reductions of the Aggregate Commitment, and any and all reductions of the Aggregate Commitment or mandatory prepayments required to be made pursuant to clause
               (i)(a)(1) of this Section 2.6 shall be applied to the reduction of the then remaining scheduled reductions of the Aggregate Commitment in the inverse order of maturity.

     2.7. OPTIONAL PRINCIPAL PAYMENTS. The Company may from time to time pay all outstanding Floating Rate Advances or, in a minimum aggregate amount of $500,000 or in integral multiples of $500,000 if in excess thereof, any portion of the outstanding Floating Rate Advances, upon two Business Days' notice to the Administrative Agent. Subject to Section 3.3, the Company may from time to time pay all outstanding Eurodollar Advances or, in a minimum aggregate amount of $500,000 (or any integral multiple of $500,000 if in excess thereof), any portion of the outstanding Eurodollar Advances, upon three Business Days' prior written notice to the Administrative Agent, provided, however, that after giving effect to such payment, each outstanding Eurodollar Advance shall be in a minimum amount of $500,000.

     2.8.  FEES; COMMITMENT REDUCTIONS.

          2.8.1. FEES. The Company agrees to pay to the Managing Agents and each of the Banks fees in such amounts as set forth in a separate fee letter dated December 21, 1994 for the Managing Agents and each of the Banks, which fees shall be due and payable to the Managing Agents and each Bank on the date of execution of this Agreement. Such fees shall be fully earned when due and non-refundable when paid.

          2.8.2. COMMITMENT FEE; VOLUNTARY REDUCTION OF AGGREGATE COMMITMENT. The Company agrees to pay to the Administrative Agent for the account of each Bank a commitment fee of .50% per annum calculated on a year consisting of 360 days based upon the actual number of days elapsed, on the average daily unborrowed portion of such Bank's Commitment from the date of this Agreement to and including the Commitment Termination Date, payable on each Payment Date after the date of this Agreement and on the Commitment Termination Date. The Company may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Banks in integral multiples of $500,000, upon at least ten Business Days' written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the Aggregate Commitment may not be reduced below the principal amount of the outstanding Loans and Facility Letters of Credit. If the Aggregate Commitment is terminated in its entirety, all accrued commitment fees in respect of the Aggregate Commitment shall be payable on the effective date of such termination.

     2.9. METHOD OF BORROWING. Not later than 11:00 a.m. (New York time) on each Borrowing Date, each Bank shall make available its Loan or Loans in funds immediately available in New York to the Administrative Agent at its address specified pursuant to Section 13. The Administrative Agent will make the funds so received from the Banks available to the Company at the Administrative Agent's aforesaid address.

     2.10. BORROWING NOTICES: METHOD OF SELECTING TYPES AND EURODOLLAR INTEREST PERIODS FOR LOANS. The Company may select the Type and, in the case of Eurodollar Advances, the Eurodollar

Interest Periods applicable to each Loan from time to time. With respect to each Loan, the Company shall give the Administrative Agent irrevocable notice (a "Borrowing Notice") not later than 11:00 a.m. New York time at least one Business Day before the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date of each Eurodollar Advance, specifying:

          (i)  the Borrowing Date, which shall be a Business Day, of such Loan,

          (ii) the aggregate amount of such Loan,

         (iii) the Type of Loan selected, and

          (iv) in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable thereto, subject to the provisions of the definition of Eurodollar Interest Period.

The unpaid principal amount of each Eurodollar Advance shall bear interest from and including the first day of the Eurodollar Interest Period applicable thereto to (but not including) the last day of such Eurodollar Interest Period at the Eurodollar Rate applicable to such Eurodollar Advance. Floating Rate Advances shall bear interest at the Floating Rate and the interest rate on any Floating Rate Advances shall change when and as the Alternate Base Rate changes. Each Floating Rate Advance shall be in the minimum amount of $500,000 (and in integral multiples of $500,000 if in excess thereof) and each Eurodollar Advance shall be in the minimum amount of $500,000 (and in integral multiples of $500,000 if in excess thereof); provided, however, that any Floating Rate Advance may be in the aggregate amount of the unused Aggregate Commitment, and provided further that no more than six different Eurodollar Interest Periods may exist at any one time. The Company may not select the Eurodollar Rate for a Loan if there exists a Default or Unmatured Default hereunder. The Company shall select Eurodollar Interest Periods with respect to Eurodollar Advances which end on or prior to the Commitment Termination Date.

     2.11. METHOD OF SELECTING TYPES AND EURODOLLAR INTEREST PERIODS FOR CONVERSION AND CONTINUATION OF LOANS.

          (i) The Company may elect from time to time, subject to the provisions of Section 2.12, to convert all or any part of a Floating Rate Advance into a Eurodollar Advance or a Eurodollar Advance into a Floating Rate Advance; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Eurodollar Interest Period applicable thereto.

          (ii) Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances, Eurodollar Advances shall continue as Eurodollar Advances until the end of the then applicable Eurodollar Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the Company shall have given the Administrative Agent notice in accordance with Section 2.11(iv) requesting that, at the end of such Eurodollar Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Eurodollar Interest Period.

         (iii) Notwithstanding anything to the contrary contained in Section 2.11(i) or 2.11(ii), no Loan may be converted into or continued as a Eurodollar Advance (except with the consent of the Required Banks) when any Default or Unmatured Default has occurred and is continuing.

          (iv) The Company shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Loan or continuation of a Eurodollar Advance not later than 11:00 a.m. (New York time) at least two Business Days, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

               (a) the requested date (which shall be a Business Day) of such conversion or continuation;

               (b) the amount and Type of the Loan to be converted or continued; and

               (c) the amount and Type(s) of Loan(s) into which such Loan is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Eurodollar Interest Period applicable thereto.

     2.12. APPLICABLE MARGIN. The Applicable Margin for Floating Rate Advances and Eurodollar Advances shall be determined based on the Total Leverage Ratio, as more specifically set forth below:

     Total Leverage Ratio          Floating Rate       Eurodollar Rate
     --------------------          -------------       ---------------

Greater than or equal to 5.00 to
  1.00                                  1.375%              2.625%

Less than 5.00 to 1.00 but greater
  than or equal to 4.50 to 1.00         1.00%               2.25%

Less than 4.50 to 1.00 but greater
  than or equal to 4.00 to 1.00         0.75%               2.00%

Less than 4.00 to 1.00                  0.50%               1.75%


provided, however, that prior to April 30, 1997, with respect to Loans, the Applicable Margin corresponding to a Total Leverage Ratio of less than 4.00 to
1.00 shall be 0.75% for Floating Rate Advances and 2.00% for Eurodollar Advances and, with respect to compensation for Facility Letters of Credit pursuant to
Section 2.3.8, the Applicable Margin for Eurodollar Advances shall be determined as specifically set forth in the table above. The Total Leverage Ratio shall be determined from the then most recent quarterly or annual consolidated financial statements and Compliance Certificate delivered by the Company pursuant to Sections 6.1(i), 6.1(ii) or 6.1(iii). The adjustment, if any, to the Applicable Margin shall be effective on the fifth Business Day after the delivery of such financial statements and Compliance Certificate. Until such financial statements and Compliance Certificate for the first complete fiscal quarter ending after the date hereof have been delivered, the maximum Applicable Margin shall apply. In the event that the Company shall at any time fail to furnish to the Banks the financial statements and Compliance Certificate required to be delivered pursuant to Sections 6.1(i), 6.1(ii) or 6.1(iii), the maximum Applicable Margin shall apply until such time as such financial statements and Compliance Certificate are so delivered.

     2.13. METHOD OF PAYMENT. All payments of principal, interest and fees hereunder shall be made in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XIII, or at any other Lending Installation specified in writing by the Administrative Agent to the Company, by 10:00 a.m. (Seattle time) on the date when due and shall be made ratably among the Banks (except for payments of fees pursuant to Section 10.15, which shall be made solely to the Administrative Agent) on or before the time a principal payment is made on any of the Loans, the Company shall inform the Administrative Agent as to the proportionate application of such payment to the Floating Rate Advances and Eurodollar Advances. Each payment delivered to the Administrative Agent for the account of any Bank shall be delivered promptly by the Administrative Agent to such Bank in the same type of funds which the Administrative

Agent received at its address specified pursuant to Section 13 or at any Lending Installation specified in a notice received by the Administrative Agent from such Bank. The Administrative Agent is hereby authorized to charge the account of the Company for each payment of principal, interest and fees as it becomes due.

     2.14. NOTES; TELEPHONIC NOTICES. The Loans shall be evidenced by the Notes. Each Bank is hereby authorized to record the principal amount of each Loan and each repayment on the schedule attached to the appropriate Note, provided, however, that the failure to so record shall not affect the Company's obligations under the Notes. The Company hereby authorizes the Banks and the Managing Agents to extend, convert and continue Loans based on telephonic notices made by any person or persons the Managing Agents or any Bank in good faith believes to be acting on behalf of the Company. The Company agrees to confirm to the Managing Agents promptly any telephonic notice in writing signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Managing Agents and the Banks, the records of the Managing Agents and the Banks shall govern absent manifest error.

     2.15. INTEREST PAYMENT DATES; INTEREST BASIS. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date hereafter, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365-day year. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Eurodollar Interest Period and, in the case of a Eurodollar Interest Period longer than three months, on the last day of each three-month interval during such Eurodollar Interest Period, on any date on which such Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest on Eurodollar Advances and all commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to 10:00 a.m. (Seattle time) at the place of payment. If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.16. NOTIFICATION OF LOANS, INTEREST RATES, PREPAYMENTS AND COMMITMENT REDUCTIONS. Promptly after receipt thereof, the Administrative Agent will notify each Bank of the contents of each commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice and repayment notice. The Administrative Agent will notify each Bank of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Bank prompt notice of each change in the Alternate Base Rate.

     2.17. Lending Installations. Each Bank may book its Loans at any Lending Installation selected by such Bank and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Bank for the benefit of such Lending Installation. Each Bank may, by written or telex notice to the Administrative Agent and the Company, designate a Lending Installation through which Loans are made and for whose account Loan payments are to be made.

     2.18. POST DEFAULT RATE. Notwithstanding any other provision of this Agreement, after the occurrence and during the continuance of a Default, the Loans and any Reimbursement Obligations shall bear interest until paid in full at the following rates per annum:

          (i) Floating Rate Advances shall bear interest at a rate equal to the Floating Rate plus 2% per annum;

          (ii) Eurodollar Advances shall bear interest, (a) for the remainder of the Eurodollar Interest Period at the higher of (1) the rate otherwise in effect for the existing Eurodollar Interest Period plus 2% per annum and (2) the Floating Rate plus 2% per annum, and (b) thereafter, at a rate equal to the Floating Rate plus 2% per annum; and

         (iii) Reimbursement Obligations shall bear interest at a rate equal to the Floating Rate plus 2% per annum.

     2.19. PREPAYMENT OF LOANS AND CASH COLLATERALIZATION OF FACILITY LETTERS OF CREDIT UPON CHANGE IN CONTROL. If a Change in Control shall occur, the Required Banks shall have the right, by written notice given to the Company, to terminate the obligations of the Banks to make Loans and to demand that the Company prepay the Notes in full in which case the Notes will become due and payable, and the Issuer shall have the right, by written notice given to the Company, to terminate its obligations to issue Facility Letters of Credit hereunder and to demand that the Company deposit cash collateral with the Administrative Agent in an amount equal to 100% of the then outstanding Facility Letters of Credit. Such cash collateral shall be deposited and held by the Administrative Agent for the benefit of the Issuer in a non-interest bearing collateral account to secure payment of the Facility Letter of Credit Obligations. Such notice may be given not earlier than 20 days after and not later than 90 days after the first to occur of (i) receipt by the Administrative Agent of written notice from the Company of a Change in Control or (ii) the date on which the Administrative Agent or any Bank, having otherwise obtained actual knowledge of a Change in Control, notifies the Company thereof.

The Company shall prepay the Notes and deposit such cash collateral on the date specified by the Company (the "Specified Payment Date") in a written notice given to the Administrative Agent not less than 20 days prior to the Specified Payment Date. The Specified Payment Date shall not be later than 90 days after the earlier of (i) the date on which the Required Banks sent the notice to the Company demanding prepayment or (ii) the date on which the Issuer sent the notice to the Company demanding cash collateral. Notwithstanding the foregoing provisions and whether or not the notice provisions above are satisfied, if as a result of a Change in Control the Company is required to prepay other Indebtedness, the Company will prepay the Notes and deposit such cash collateral prior to or simultaneously with the prepayment of such other Senior Indebtedness and prior to the prepayment of such other Subordinated Indebtedness.

     2.20. NON-RECEIPT OF FUNDS BY THE ADMINISTRATIVE AGENT. Unless the Company or a Bank, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Bank, the proceeds of a Loan or (ii) in the case of the Company, a payment of principal, interest or fees to the Administrative Agent for the account of the Banks, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.
If such Bank or the Company, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Bank, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Company, the interest rate applicable to the relevant Loan.

     2.21. WITHHOLDING TAX EXEMPTION. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Company and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Company and the Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Company or the Administrative Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     2.22.   COLLATERAL SECURITY; FURTHER ASSISTANCE.

          (i) The Secured Obligations shall be secured by a Lien on and security interest in the Pledged Stock under the terms and provisions contained in the Pledge Agreement.

          (ii) In connection with any exercise by the Managing Agents or any Bank of its right and remedies under the Loan Documents, it may be necessary to obtain the prior consent or approval of certain Persons, including, without limitation, professional sports associations, the FCC and other Governmental Authorities. Upon the exercise by the Managing Agents, any Bank or the Collateral Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any Authorization, the Company will execute and deliver, or will cause the execution and delivery of all applications, certificates, instruments and other documents and papers that the Managing Agents, such Bank or the Collateral Agent may be required to obtain for such Authorization. Without limiting the generality of the foregoing, the Company will use its best efforts to obtain from the appropriate Persons the necessary consents and approvals, if any: (a) for the transfer, if required for the effectuation of clause (b) below, to the Managing Agents, the Banks or the Collateral Agent upon the occurrence of a Default, of any Authorization in respect of any Subsidiary's operations; (b) for the effectuation of any sale or sales of Pledged Stock upon the occurrence of a Default; and (c) for the exercise of any other right or remedy of the Managing Agents, any Bank or the Collateral Agent under any Loan Document. The Managing Agents and the Banks will cooperate with the Company in preparing the filing with the FCC and any other Persons of all requisite applications required to be obtained by the Company under this Section 2.22(ii).

                                   ARTICLE III

                    CHANGE IN CIRCUMSTANCES; INDEMNIFICATION

     3.1. YIELD PROTECTION. If at any time on or after the Closing Date, the adoption of any law or the application of any governmental or quasi-governmental rule, regulation, policy, guideline or directive, whether or not having the force of law, or any change therein, or any change in the interpretation or administration thereof, or compliance of any Bank with any such law, rule, regulation, policy, guideline or directive,

          (i) subjects any Bank or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Company (excluding federal taxation of the overall net income of any Bank), or changes the basis of taxation of payments to any Bank in respect of its Loans or participations in or issuance of any Facility Letters of Credit or other amounts due it hereunder, or

          (ii) imposes or increases or deems applicable any reserve (other than reserves included in the Reserve Requirement with respect to Eurodollar Advances), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank or any applicable Lending Installation, or

         (iii) imposes any other condition the result of which is to increase the cost to any Bank or any applicable Lending Installation of making, funding or maintaining U.S. Dollar loans or letters of credit or reduces any amount receivable by any Bank or any applicable Lending Installation in connection with U.S. Dollar loans or letters of credit, or requires any Bank or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it or letters of credit issued by it or participated in by it, by an amount deemed material by such Bank, then, within 15 days of demand by such Bank, the Company shall pay such Bank that portion of such increased expense incurred or the amount of reduction in an amount received which such Bank determines in good faith is attributable to making, funding and maintaining its Loans, its participations in or issuance of Facility Letters of Credit and its Commitment (or any portion thereof).

     3.2. AVAILABILITY OF INTEREST RATE. If any Bank determines in good faith that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Banks determine in good faith that
(i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the Base Eurodollar Rate does not accurately reflect the cost of making or maintaining a Eurodollar Advance, then the Administrative Agent shall suspend the availability of the Eurodollar Rate and require any Eurodollar Advances to be converted to Floating Rate Advances.

     3.3. FAILURE TO PAY OR BORROW ON CERTAIN DATES. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Eurodollar Interest Period (whether due to a mandatory payment, an optional payment, or otherwise), or a Eurodollar Advance is not made on the date specified by the Company for any reason other than default by the Banks, the Company will indemnify each Bank for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits or contractual undertakings acquired to fund or maintain such Eurodollar Advance.

     3.4. CHANGES IN CAPITAL ADEQUACY REGULATIONS. If a Bank determines in good faith the amount of capital required or expected to be maintained by such Bank, any Lending Installation of such Bank or any corporation controlling such Bank is increased as a result of a Change, then, within 15 days of demand by such Bank, the Company shall pay such Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Bank determines in good faith is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Bank's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Bank or any Lending Installation or any corporation controlling any Bank. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     3.5. BANK CERTIFICATES; SURVIVAL OF INDEMNITY. To the extent reasonably possible, each Bank shall designate an alternate Lending Installation with respect to its Eurodollar Advances to reduce any liability of the Company to such Bank under Section 3.1 or to avoid the unavailability of the Eurodollar Rate under Section 3.2, so long as such designation is not, in the sole opinion of such Bank, disadvantageous to such Bank. A certificate of a Bank as to the amount due under Section 3.1, 3.3 or 3.4 shall be final, conclusive and binding on the Company in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Advance shall be calculated as though each Bank funded its portion of the Eurodollar Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Eurodollar Advance. Unless otherwise provided herein, the amount specified in the certificate shall be payable on demand after receipt by the Company of the certificate. The obligations under Sections 3.1, 3.3 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

     4.1. INITIAL CREDIT EXTENSION. The Banks shall not be required to make the initial Loans hereunder or issue the initial Facility Letter of Credit, unless:

          (i) The Company has furnished to the Documentation Agent, with sufficient copies for the Banks, the following, each dated or dated as of the Closing Date (or such earlier date as shall be acceptable to the Banks):

               (a) Copies of the articles of incorporation, together with all amendments thereto, and certificates of good standing in respect of the Company certified by the appropriate governmental officer in the jurisdiction of incorporation of the Company.

               (b) Copies, certified on the Closing Date by the Secretary or an Assistant Secretary of the Company, of its Bylaws, Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Documentation Agent) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents.

               (c) An incumbency certificate, dated the Closing Date, executed by the Secretary or an Assistant Secretary of the Company, which shall identify by name and title and bear the signature of the officers of the Company authorized to sign this Agreement and the other Loan Documents and to make borrowings hereunder. The Banks shall be entitled to rely on such incumbency certificates for all purposes hereunder until informed of any change in writing by the Company.

               (d) A copy of the Pledge Agreement, together with copies of (1) stock certificates representing the Pledged Stock and (2) stock powers duly executed in blank.

               (e) A written opinion of Graham & Dunn, corporate counsel to the Company, dated the Closing Date, addressed to the Banks in substantially the form of Exhibit "B-1" hereto.

               (f) A written opinion of Rubin, Winston, Diercks, Harris & Cooke, general and FCC counsel to the Company, dated the Closing Date, addressed to the Banks in substantially the form of Exhibit "B-2" hereto.

               (g) A certificate, dated the Closing Date, signed by the Chief Financial Officer of the Company stating that on said date, the Company is not engaged in any litigation that could have a Material Adverse Effect on the Company, no Default or Unmatured Default has occurred and is continuing and, since the date of the most recent financial statements delivered to the Banks, no material adverse change shall have occurred in the condition of the Company's operations, properties, business or prospects of the Company and its Subsidiaries, taken as a whole.

               (h)  A Note payable to the order of each Bank.

               (i) Copies of the Senior Note Indenture, as in effect on the Closing Date, certified as true and correct by an Authorized Officer.

               (j) A Compliance Certificate, dated the Closing Date, indicating that the Company is in compliance with the covenants set forth in this Agreement after giving effect to the initial Loans.

               (k) Evidence satisfactory to the Banks and their respective counsel that the Company shall have made all filings and registrations or obtained all Authorizations which are or may be prerequisites to the validity, enforceability or non-voidability of the Loan Documents or the pledge of the capital stock of the Subsidiaries delivered pursuant to the Pledge Agreement.

               (l)  Such other documents as any Bank may reasonably request.

          (ii) The Company shall have paid, or concurrently with the making of such Loan shall pay, in full all unpaid principal and accrued and unpaid interest and fees outstanding under that certain Credit Agreement dated as of October 7, 1993, as heretofore amended, among the Company, the banks party thereto and The First National Bank of Chicago, as agent for such banks and NatWest as co-agent for such banks, as of the date of payment, and the Company shall have permanently cancelled and terminated the commitments of such banks to extend loans thereunder, all in form and substance satisfactory to the Managing Agents and the Banks.

          (iii) The Company shall have paid the facility fee required pursuant to Section 2.8.1.

          (iv) The Company shall have reimbursed the Managing Agents for all expenses due and payable hereunder and shall have paid the Managing Agents all fees payable in connection herewith.

     4.2. EACH CREDIT EXTENSION. The Banks shall not be required to make any Loan and the Issuer shall not be required to issue any Facility Letter of Credit unless on the applicable Borrowing Date or Issuance Date (including, without limitation, the initial Borrowing Date or Issuance Date):

          (i) After giving effect to the Loan or Facility Letter of Credit, there exists no Default or Unmatured Default.

          (ii) After giving effect to the Loan or Facility Letter of Credit, the representations and warranties contained in Section 5 are true and correct as if made on and as of the Borrowing Date or Issuance Date, as applicable, except for changes in the Exhibits or Schedules hereto reflecting transactions permitted by this Agreement.

         (iii) All legal matters incident to the borrowing or issuance, as applicable, shall be satisfactory to the Banks and their counsel.

     Each Borrowing Notice and each Letter of Credit Request shall constitute a representation and warranty that the conditions set forth in Sections 4.2 (i) and (ii) have been satisfied. Any Bank may require a duly completed Compliance Certificate as a condition to the making of a Loan or the issuance of a Facility Letter of Credit, which Compliance Certificate shall contain calculations based upon the financial information most recently furnished pursuant to Section 6.1(i) or 6.1(ii).

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Banks, as of the Closing Date and each Borrowing Date, that:

     5.1. CORPORATE EXISTENCE AND STANDING; CAPITAL STRUCTURE.   Each of the
Company and the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except for any jurisdictions where the failure to be in good standing or to have such authority will not result in any material liabilities or have a Material Adverse Effect. There are no authorized, issued or outstanding shares of capital stock of the Company or any Subsidiary, or rights or options to acquire any shares of such capital stock, except as set forth in Schedule "4" hereto.

     5.2. AUTHORIZATION AND VALIDITY. The Company has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is a party and perform its obligations thereunder. The execution and delivery of the Loan Documents by the Company and the performance of its respective obligations thereunder have been duly authorized by proper corporate proceedings and each Loan Document constitutes the valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     5.3. NO CONFLICT; AUTHORIZATIONS. Neither the execution and delivery by the Company of the Loan Documents, the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or the Company's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Company is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement. No Authorization is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

     5.4. FINANCIAL STATEMENTS. The December 31, 1993 audited and the September 30, 1994, unaudited consolidated financial statements of the Company and the Subsidiaries heretofore delivered to the Banks were prepared in accordance with Generally Accepted Accounting Principles in effect on the respective dates such statements were prepared and fairly present the consolidated financial condition and operations of the Company and the Subsidiaries at such dates and the consolidated results of their operations for the respective periods then ended.

     5.5. MATERIAL ADVERSE CHANGE. There has been no material adverse change in the business, properties, prospects, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole, since September 30, 1994.

     5.6. TAXES. The Company and the Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The United States income tax returns of the Company and the Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 1985. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Company and the Subsidiaries in respect of any taxes or other governmental charges are adequate.

     5.7. LITIGATION. There is no litigation or proceeding pending or, to the knowledge of any of their officers, threatened against the Company or any Subsidiary which might have a Material Adverse Effect.

     5.8. SUBSIDIARIES. Schedule "1" hereto contains an accurate list of all of the presently existing Subsidiaries, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock of the Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

     5.9. ERISA. The Unfunded Liabilities of all Plans do not in the aggregate exceed $700,000. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Company nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan.

     5.10. DEFAULTS. No Default or Unmatured Default has occurred and is continuing.

     5.11. ACCURACY OF INFORMATION. No information, exhibit or report furnished by the Company or any Subsidiary to the Managing Agents or to any Bank in connection with the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

     5.12. REGULATION U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Company and the Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

     5.13. MATERIAL AGREEMENTS. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction materially and adversely affecting its business, properties or assets, operations or condition (financial or otherwise). Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default might have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness of the Company or any Subsidiary.

     5.14. SENIOR AND SUBORDINATED INDEBTEDNESS. The Senior Notes are pari pasu with the Secured Obligations and there is no Indebtedness that is senior in priority or pari pasu to the Senior Notes and the Secured Obligations, other than certain permitted indebtedness secured by liens permitted pursuant to
Section 6.18. The Secured Obligations constitute Senior Indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

     5.15. COMPLIANCE WITH LAWS. The Company and the Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action might have a Material Adverse Effect.

                                   ARTICLE VI

                                    COVENANTS

     During the term of this Agreement, unless the Required Banks shall otherwise consent in writing:

     6.1. FINANCIAL REPORTING. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with Generally Accepted Accounting Principles, and furnish to the Banks:

          (i) Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants, acceptable to the Banks, prepared in accordance with Generally Accepted Accounting Principles on a consolidated basis for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of changes in financial position, accompanied by any management letter prepared by said accountants and by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

          (ii) Within 45 days after the close of each of the first three fiscal quarters of each of its fiscal years, for itself and the Subsidiaries, (a) consolidated unaudited balance sheets as at the close of each such period and consolidated statements of profit and loss and reconciliation of surplus statements and a consolidated statement of changes in financial position from the beginning of such fiscal year to the end of such period and for the corresponding period in the preceding fiscal year and (b) for itself and its operating divisions, the following statements set forth in comparative form: (1) consolidating statements of profit and loss for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and (2) consolidating statements of profit and loss for the corresponding periods in the preceding fiscal year.

         (iii) Together with the financial statements required hereunder, a Compliance Certificate.

          (iv) As soon as possible and in any event within 60 days after the beginning of each of its fiscal years, a copy of the annual budget for the Company and its operating divisions for such fiscal year.

          (v) Within 180 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Plan, if any, certified as correct by an actuary enrolled under ERISA.

          (vi) As soon as possible and in any event within 10 days after the Company knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the Chief Financial Officer of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto.

         (vii) As soon as possible and in any event within 10 days after receipt by the Company, a copy of (a) any notice or claim to the effect that the Company or any Subsidiary is or may be liable to any Person as a result of the release by the Company, any of the Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Company or any Subsidiary, which might, in either case, have a Material Adverse Effect.

        (viii) Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.

          (ix) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Company or any Subsidiary files with the Securities and Exchange Commission.

          (x) As soon as possible and in any event within five days after the receipt by the Company or any Subsidiary from the FCC or any other Governmental Authority or filing or receipt thereof by the Company or any Subsidiary, (a) a copy of any order or notice of the FCC or any other Governmental Authority or any court of competent jurisdiction which designates any material Authorization of the Company or any Subsidiary, or any application therefor, for a hearing, or which refuses renewal or extension of, or revokes, materially modifies, terminates or suspends any Authorization now or hereafter held by the Company or any Subsidiary which is required to construct or operate any Station or its other businesses in compliance with all applicable laws and regulations, (b) a copy of any competing application filed with respect to any Authorization of the Company or any Subsidiary, or any citation, notice of violation or order to show cause issued by the FCC or any Governmental Authority with respect to the Company or any Subsidiary which is available to the Company or any Subsidiary and (c) a copy of any notice or application by the Company or any Subsidiary requesting authority to or notifying the FCC of its intent to cease broadcasting on any broadcast station for any period in excess of 10 days.

          (xi) Promptly upon the distribution thereof copies of any reports, certificates, notices and other information furnished to the holders of Subordinated Indebtedness.

         (xii) Contemporaneously with each Sale, a Compliance Certificate.

        (xiii) Such other information (including non-financial information) as the Managing Agents or any Bank may from time to time reasonably request.

     6.2. USE OF PROCEEDS. The Company will use the proceeds of the Loans to finance acquisitions, refinance existing indebtedness, finance capital expenditures, provide working capital and for general corporate purposes. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loan (i) to purchase or carry any "margin stock" (as defined in Regulation U) or (ii) to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934.

     6.3. NOTICE OF DEFAULT. The Company will, and will cause each Subsidiary to, give prompt notice in writing to the Banks of (i) the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which might have a Material Adverse Effect, or (ii) any federal, state or local statute, regulation or ordinance or judicial or administrative order limiting or controlling the operations of the Company or any Subsidiary which has been issued or adopted hereafter and which is of material adverse importance or effect in relation to the operation of the Company or any Subsidiary.

     6.4. CONDUCT OF BUSINESS; MAINTENANCE OF AUTHORIZATIONS. The Company will, and will cause each Subsidiary to, (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted; (ii) do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; and (iii) do all things necessary to renew, extend and continue in effect all Authorizations which may at any time and from time to time be necessary to operate any Station or any of its other businesses in compliance with all applicable laws and regulations where the failure to so renew, extend or continue in effect or to so comply could have a Material Adverse Effect.

     6.5. TAXES. The Company will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

     6.6. INSURANCE. The Company will, and will cause each Subsidiary to, maintain insurance in such amounts and covering such risks as is consistent with sound business practice.

     6.7. COMPLIANCE WITH LAWS. The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, all rules and regulations promulgated by the FCC or any other Governmental Authority and those relating to environmental, health and safety protection, where the failure to so comply might, singly or in the aggregate, have a Material Adverse Effect.

     6.8. MAINTENANCE OF PROPERTIES. The Company will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

     6.9. INSPECTION. The Company will, and will cause each Subsidiary to, permit the Banks, by their representatives and agents, to inspect any of the properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Banks may designate.

     6.10 DIVIDENDS. The Company will not, nor will it permit any Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own common stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding or enter into an agreement obligating it to do any of the foregoing, except (i) any Wholly-Owned Subsidiary may declare and pay dividends to the Company or any Wholly-Owned Subsidiary and (ii) provided that the Total Leverage Ratio is less than 5.00 to 1.0, the Company may pay dividends or make distributions in an amount not to exceed 20% of Excess Cash Flow for such fiscal year. Notwithstanding any provision contained in this Section 6.10, the Company may pay dividends in an aggregate amount of up to $750,000 in each fiscal year provided no Default or Unmatured Default has occurred or is continuing or is projected to occur after giving effect to such payment.

     6.11. INDEBTEDNESS. The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

          (i)  The Loans and the Facility Letters of Credit.

         (ii) Capitalized Lease Obligations not to exceed $10,000,000 in the aggregate at any one time outstanding.

        (iii) Intercompany advances which may be created from time to time in connection with the customary usages of the demand deposit accounts maintained by the Company and the Subsidiaries in the ordinary course of business; provided, however, that no intercompany advances may be made or incurred between the Company and New Century or any Subsidiary and New Century except to fund transactions contemplated by the Put and Call Agreement or Sections 3(g)(i) or (ii) of the Amended Partnership Agreement.

          (iv) The Senior Subordinated Notes.

          (v)  Guaranties permitted under Section 6.17.

          (vi) The Senior Notes.

         (vii) Other Indebtedness existing on the date hereof and described in Schedule "2" hereto.

     6.12.   MERGER; SALE OF ASSETS.

          (i) The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except any Subsidiary may merge into any other Subsidiary.

         (ii) The Company will not, nor will it permit any Subsidiary to, sell, lease, transfer or otherwise dispose of any of its property, assets or business to any other Person, except to any Subsidiary and except:

               (a) Sales of equipment and inventory in the ordinary course of business in bona fide arms-length transactions provided such sales do not exceed $250,000 in the aggregate on an annual basis and no Default or Unmatured Default exists at the time of or after giving effect to any such sale.

               (b) The Sale of property or assets which are no longer used or useful in the business of the Company or any Subsidiary, provided that, within 90 days of any such Sale, the Company or such Subsidiary, as the case may be, shall replace such property or assets with property or assets having substantially equivalent or greater value.

     6.13. SALE OF ACCOUNTS. The Company will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse except for any such transaction with a Subsidiary.

     6.14. SALE AND LEASEBACK. The Company will not, nor will it permit any Subsidiary to, sell or transfer any property in order to concurrently or subsequently lease as lessee such or similar property except for any such transaction with a Subsidiary.

     6.15. ACQUISITIONS. The Company will not, nor will it permit any Subsidiary to, consummate any Acquisition; PROVIDED, HOWEVER, that this Section
6.15 shall not preclude (i) an

Acquisition if the consideration paid by the Company or any Subsidiary in connection with such Acquisition and all other Acquisitions consummated during the same fiscal year does not, in the aggregate, exceed $10,000,000; provided that the Company will not be precluded, as a result of such Acquisition or Acquisitions, from complying, on a pro forma basis, with the financial covenants in this Article VI, or (ii) any other Acquisition if (a) the Person whose capital stock, assets, or other ownership interests are being purchased or otherwise acquired is engaged in substantially the same fields of enterprise in which the Company and its Subsidiaries are engaged at the time of such Acquisition, (b) the Company will not be precluded, as a result of the Acquisition, from complying, on a pro forma basis, with the financial covenants in this Article VI, and (c) the Acquisition is not reasonably likely to cause the Total Leverage Ratio, calculated on a pro forma basis, to exceed 4.50 to 1.00; or (iii) the investment by KJR Radio, Inc. in Century Management, Inc. upon the exercise by the Shareholders (as defined in the Put and Call Agreement) of the put contemplated by Section 1.1(a) of the Put and Call Agreement. Notwithstanding any other provisions contained herein, the Company will not, nor will it permit any Subsidiary to, purchase a professional sports team or franchise for an amount exceeding $5,000,000 without the written consent of the Required Banks.

     6.16. INVESTMENTS. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary other than a Wholly-Owned Subsidiary or to become or remain a partner in any partnership or joint venture, except:

          (i) Short-term obligations of, or fully guaranteed by, the United States of America.

         (ii) Commercial paper rated A1 or better by Standard and Poor's Corporation or P1 or better by Moody's Investors Service, Inc.

        (iii) Demand deposit accounts maintained in the ordinary course of business.

         (iv) Certificates of deposit issued by commercial banks having capital, supplies and undivided profits aggregating in excess of $200,000,000 and whose long-term certificates of deposit or debt obligations are rated at least A (or equivalent) by Standard & Poor's Corporation or A2 (or equivalent) by Moody's Investors Services, Inc.

          (v) Intercompany advances permitted under Section 6.11(iii), provided, however, that any capital contributions from the Company or any Subsidiary to New Century shall be permitted so long as no Event of Default has occurred or is continuing. All such capital contributions to New Century shall be limited to an aggregate amount of $1,000,000 per annum in addition to the capital contribution required pursuant to
               Section 3(g)(i) of the Amended Partnership Agreement, which required capital contribution shall not exceed $600,000.

         (vi) Investments resulting from transactions entered into pursuant to the Put and Call Agreement or the Amended Partnership Agreement.

        (vii) Investments in existence on the date hereof and described in Schedule "1" hereto.

     6.17. GUARANTIES. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Guaranties (including, without limitation, any Guaranty of the obligations of a Subsidiary or New Century), except:

          (i) Guaranties incurred in connection with airport advertising contracts up to an aggregate amount (without duplication) of $7,000,000 payable in any calendar year for all such Guaranties.

         (ii) Guaranties of obligations of Subsidiaries incurred in the ordinary course of business up to an aggregate amount for all such Guaranties of $500,000.

        (iii) The Guaranty by the Company of the obligations of KJR Radio, Inc. under Section 3.1(g)(i) of the Amended Partnership Agreement.

     6.18. LIENS. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien, except:

          (i) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings.

         (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due.

        (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

         (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or the Subsidiaries.

          (v)  Lessors' interests under Capitalized Leases.

         (vi)  Liens created by the Pledge Agreement or any other Loan Document.

        (vii) Liens existing on the date hereof and described in Schedule "3" hereto.

     6.19. AFFILIATES. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, (i) the purchase or sale of any property or service and (ii) any arrangement or agreement providing for the payment by the Company or any Subsidiary of any management fees or service charges for management, advisory or similar services) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction (and, in the case of any such management fees or service charges, only if and to the extent that such management fees and service charges are subordinated to payment of the Secured Obligations to the written satisfaction of the Banks).

     6.20 SUBORDINATED INDEBTEDNESS. The Company will not, nor will it permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly prepay, purchase, redeem, retire or otherwise acquire any Subordinated Indebtedness in excess of 105% of the par value of such Subordinated Indebtedness, provided that this Section 6.19 shall not prevent the Company from paying any Subordinated Indebtedness at maturity if permitted to do so pursuant to the subordination provisions related to such Subordinated Indebtedness.

     6.21. OPERATION OF BUSINESS. The Company will not, nor will it permit any Subsidiary to, engage in the operation of any business, other than that in which it is presently engaged and businesses reasonably related thereto.

     6.22. TOTAL LEVERAGE RATIO. The Company will maintain, as at the last day of each fiscal quarter ending during the periods set forth below, a Total Leverage Ratio not greater than the ratio set forth below opposite each such period:

                Period                                         Ratio
     ---------------------------                               -----

The Closing Date through September 30, 1995                 5.50 to 1.00
October 1, 1995 through December 31, 1995                   5.25 to 1.00
January 1, 1996 through June 30, 1996                       5.00 to 1.00
July 1, 1996 through December 31, 1996                      4.75 to 1.00
January 1, 1997 through June 30, 1997                       4.50 to 1.00
July 1, 1997 through December 31, 1997                      4.25 to 1.00
January 1, 1998 through June 30, 1998                       4.00 to 1.00
At all times thereafter                                     3.75 to 1.00

     6.23. SENIOR LEVERAGE RATIO. The Company will maintain, as at the last day of each fiscal quarter ending during the periods set forth below, a Senior Leverage Ratio not greater than the ratio set forth below opposite each such period:

                Period                                         Ratio
     ---------------------------                               -----

The Closing through September 30, 1995                      5.00 to 1.00
October 1, 1995 through December 31, 1995                   4.75 to 1.00
January 1, 1996 through June 30, 1996                       4.50 to 1.00
July 1, 1996 through December 31, 1996                      4.25 to 1.00
January 1, 1997 through June 30, 1997                       4.00 to 1.00
July 1, 1997 through December 31, 1997                      3.75 to 1.00
January 1, 1998 through June 30, 1998                       3.50 to 1.00
At all times thereafter                                     3.25 to 1.00

     6.24. INTEREST COVERAGE RATIO. The Company will maintain, as at the last day of each fiscal quarter ending during the periods set forth below, an Interest Coverage Ratio not less than the ratio set forth below opposite each such period:

                Period                                         Ratio
     ----------------------------                              -----

The Closing Date through December 31, 1995                  1.85 to 1.00
At all times thereafter                                     2.00 to 1.00

     6.25. FIXED CHARGE COVERAGE RATIO. The Company will maintain, as at the last day of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than the ratio set forth below opposite each such period:

               Period                                          Ratio
     ----------------------------                              -----

The Closing through June 30, 1996                           1.075 to 1.00
At all times thereafter                                     1.25 to 1.00


                                  ARTICLE VIII

                                    DEFAULTS

     The occurrence of any one or more of the following events shall constitute a Default:

     7.1. REPRESENTATIONS AND WARRANTIES. Any representation or warranty made by or on behalf of the Company or any Subsidiary to the Banks or the Managing Agents under or in connection with this Agreement, any Loan, any Facility Letter of Credit, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

     7.2. NONPAYMENT OF NOTES. Nonpayment of principal of any Note within five days after the same becomes due, or of any Reimbursement Obligation within five days after the same becomes due, or nonpayment of interest on any Note or of any commitment fee or other obligations within five days after the same becomes due.

     7.3. BREACH OF COVENANTS. The breach by the Company of any of the terms or provisions of Article VI of this Agreement.

     7.4. OTHER PROVISIONS. The breach by the Company (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within 30 days after written notice from the Administrative Agent or any Bank.

     7.5. NONPAYMENT OF OTHER INDEBTEDNESS. Failure of the Company or any Subsidiary to pay within five days after the same becomes due or when payment is demanded any Indebtedness in excess of $100,000; or the default by the Company or any Subsidiary in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

     7.6. VOLUNTARY BANKRUPTCY. The Company or any Subsidiary shall (i) have an order for relief entered with respect to it under the federal bankruptcy laws as now or hereafter in effect, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due,
(iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (v) institute any proceeding seeking an order for relief under the federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action to authorize or effect any of the foregoing actions set forth in this
Section 7.6 or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.7.

     7.7. INVOLUNTARY BANKRUPTCY. Without the application, approval or consent of the Company or any Subsidiary, a receiver, trustee, examiner, liquidate or similar official shall be appointed for the Company or any Subsidiary or any substantial part of its property, or a proceeding described in Section 7.6(v) shall be instituted against the Company or any Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

     7.8. GOVERNMENT SEIZURE. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the property of the Company or any Subsidiary.

     7.9. JUDGMENTS AND ORDERS. The Company or any Subsidiary shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $100,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

     7.10. ERISA. The Unfunded Liabilities of all Plans of the Company and the Subsidiaries shall exceed $50,000 in the aggregate or the Company's or any Subsidiary's pro rata share of the Unfunded Liabilities of the Plan or Plans maintained by the National Basketball Association shall exceed $650,000 or any Reportable Event shall occur in connection with any Plan.

     7.11. AUTHORIZATION. (i) Any Authorization (including, without limitation, any FCC license) necessary for the ownership or essential for the operation by the Company or any Subsidiary of any Station shall expire, and on or prior to such expiration, the same shall not have been renewed or replaced by another Authorization authorizing substantially the same operations of such Station; or (ii) any Authorization (including, without limitation, any FCC license) necessary for the ownership or essential for the operation of any Station shall be cancelled, revoked, terminated, rescinded, annulled, suspended or modified in a materially adverse respect, or shall no longer be in full force and effect, or the grant or the effectiveness thereof shall have been stayed, vacated, reversed or set aside, and such action shall be no longer subject to further administrative or judicial review; or (iii) the FCC shall have issued, on its own initiative and not upon the complaint of or at the request of a third party, any hearing designation order in any non-comparative license renewal proceeding or license revocation proceeding involving any license necessary for the ownership or essential for the operation of any Station by the Company or any Subsidiary; or (iv) in any non-comparative license renewal proceeding or license revocation proceeding initiated by the FCC upon the complaint of or at the request of a third party or any comparative (i.e., multiple applicant) license renewal proceeding, in each case involving any license necessary for the ownership or essential for the operation of any of the Stations by the Company or any Subsidiary, any administrative law judge of the FCC (or successor to the functions of an administrative law judge of the FCC) shall have issued an initial decision to the effect that the Company or any Subsidiary lacks the basic qualifications to own or operate any of the Stations or is not deserving of a renewal expectancy, and such initial decision shall not have been timely appealed or shall otherwise have become an order that is final and no longer subject to further administrative or judicial review; or (v) any franchise issued by any professional sports association which is required or essential to the ownership or operation of the Seattle Supersonics shall be modified in any materially adverse respect, cancelled, revoked, terminated, rescinded, annulled or suspended or shall no longer be in full force and effect (provided, however, that none of the foregoing events described in clauses (i), (ii), (iii), (iv) or
(v) of this Section 7.11 shall constitute a Default if such expiration, cancellation, revocation or other loss would not materially adversely affect the value of the Pledged Stock or have a Material Adverse Effect) or (vi) any Station shall fail for any period of five consecutive calendar days to operate or maintain any broadcast signal, and such failure is not covered by business interruption insurance.

     7.12. OTHER LOAN DOCUMENTS. The occurrence of any "default", as defined in any Loan Document (other than this Agreement or the Notes) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement or the Notes), which default or breach continues beyond any period of grace therein provided.

     7.13. RATE HEDGING OBLIGATIONS. Nonpayment by the Company of any Rate Hedging Obligation, or the breach by the Company of any material term, provision or condition contained in any agreement, device or arrangement giving rise to any Rate Hedging Obligation, which breach continues beyond any period of grace therein provided.

     7.14. INVALIDITY OF PLEDGE AGREEMENT. The Pledge Agreement shall for any reason have failed to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms thereof, or the Pledge Agreement shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or, unenforceability of the Pledge Agreement.

     7.15. HAZARDOUS SUBSTANCES. The Company or any Subsidiary shall be the subject of any proceeding or investigation pertaining to the release by the Company or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which would, in either case, have a Material Adverse Effect.


                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     8.1.  ACCELERATION.

     (i) If any Default described in Section 7.6 or 7.7 occurs and is continuing with respect to the Company, (a) the obligations of the Issuer to issue Facility Letters of Credit and the Banks to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives and without any election or action on the part of the Managing Agents or any Bank and (b) the Company will be and become thereby unconditionally obligated, without the need for demand or the necessity of any act or evidence, to deliver to the Administrative Agent, at its address specified pursuant to Article XIII, for deposit into a non-interest bearing collateral account with the Administrative Agent, over which the Company shall have no access or control (the "Letter of Credit Collateral Account") to be held in such account and applied by the Banks as provided in Section 5(f) of the Pledge Agreement, an amount (the "Collateral Shortfall Amount") equal to the excess, if any, of

     (1) 100% of the sum of the aggregate maximum amount remaining available to be drawn under Facility Letters of Credit (assuming compliance with all conditions for drawing thereunder), and other Facility Letter of Credit Obligations due and payable in respect of, the Facility Letters of Credit issued and outstanding as of such time, OVER

     (2) the amount on deposit in the Letter of Credit Collateral Account at such time that is free and clear of all rights and claims of third parties and that has not been applied by the Banks against the Obligations.

     (ii) If any Default occurs and is continuing (other than a Default described in Section 7.6 or 7.7 with respect to the Company), (a) the Required Banks may terminate or suspend the obligations of the Banks to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives and (b) the Required Banks may cause the Issuer to, upon notice delivered to the Company, terminate or suspend the obligations of the Issuer to issue Facility Letters of Credit and if the Required Banks have exercised their right to accelerate the Loans under clause (ii)(a) of this Section 8.1 or if no Loans are outstanding, make demand on the Company to deliver (and the Company will, forthwith upon demand by the Issuer and without necessity of further act or evidence, be and become thereby unconditionally obligated to deliver), to the Administrative Agent, at its address specified pursuant to Article XIII, for deposit into the Letter of Credit Collateral Account an amount equal to the Collateral Shortfall Amount to be held in such account and applied by the Administrative Agent as provided herein.

     (iii) If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Company to deliver (and the Company will, forthwith upon demand by the Administrative Agent and without necessity of further act or evidence, be and become thereby unconditionally obligated to deliver), to the Administrative Agent as additional funds to be deposited and held in the Letter of Credit Collateral Account an amount equal to such Collateral Shortfall Amount at such time (or such lesser amount as may be so requested).

     (iv) At any time while any Default is continuing, the Administrative Agent may at any time and from time to time after funds are deposited in the Letter of Credit Collateral Account, apply such funds to the payment of the Facility Letter of Credit Obligations.

     (v) Neither the Company nor any Person claiming on behalf of or through the Company shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account. After all of the Secured Obligations have been paid in full, and provided no litigation, proceeding or claim for rescission or restoration of any such payment of the Secured Obligations is pending or threatened against the Administrative Agent or any Bank, any funds remaining in the Letter of Credit Collateral Account shall be returned by the Administrative Agent to the Company or paid to whoever may be legally entitled thereto at such time.

     (vi) The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any Persons with respect to any such funds.

     (vii) If, within 14 days after acceleration of the maturity of the Obligations or termination of the obligations of the Banks to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Company) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Banks (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Company, rescind and annul such acceleration and/or termination.

     8.2. AMENDMENTS. Subject to the provisions of this Section 8.2, the Required Banks (or the Managing Agents with the consent in writing of the Required Banks) and the Company may enter into agreements supplemental hereto or to any other Loan Document for the purpose of adding any provisions to this Agreement or such other Loan Document or changing in any manner the rights of the Banks or the Company hereunder or thereunder or waiving or consenting to any Default hereunder or thereunder; PROVIDED, HOWEVER, that no such supplemental agreement, waiver or consent shall, without the consent of each Bank affected thereby:

   (i) Change the maturity of any Loan or Note or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

  (ii) Change the percentage or number specified in the definition of Required Banks.

 (iii) Extend the Commitment Termination Date or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.4, 2.5 or 2.6 or increase the amount of the Commitment of any Bank hereunder, or permit the Company to assign its rights or obligations under this Agreement.

  (iv) Release or substitute any collateral pledged under the Pledge Agreement or any other Loan Document.

   (v)    Amend this Section 8.2.

  (vi) Modify the terms applicable to the Facility Letters of Credit without the consent of the Managing Agents.

No amendment of any provision of this Agreement or any other Loan Document relating to the Managing Agents shall be effective without the written consent of the Managing Agents. Each of the Managing Agents may waive payment of any fees payable to it hereunder without obtaining the consent of any of the Banks.

     8.3. PRESERVATION OF RIGHTS. No delay or omission of the Banks or the Managing Agents to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Banks required pursuant to Section 8.2. and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Managing Agents and the Banks until the Obligations have been paid in full.


                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1. SURVIVAL OF REPRESENTATIONS. All representations and warranties of the Company contained in this Agreement shall survive delivery of the Notes, the making of the Loans and the issuance of Facility Letters Of Credit herein contemplated.

     9.2. GOVERNMENTAL REGULATION. Anything contained in this Agreement to the contrary notwithstanding, no Bank shall be obligated to extend credit to the Company in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3. TAXES. Any taxes (excluding federal income taxes on the overall net income of any Bank) payable or ruled payable by any Governmental Authority in respect of the Loan Documents shall be paid by the Company, together with interest and penalties, if any.

     9.4. READINGS. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.5. ENTIRE AGREEMENT. The Loan Documents embody the entire agreement and understanding among the Company, the Managing Agents and the Banks and supersede all prior agreements and understandings among the Company, the Managing Agents and the Banks relating to the subject matter thereof.

     9.6. ACCOUNTING. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Generally Accepted Accounting Principles.

     9.7. SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT. The respective obligations of the Banks hereunder are several and not joint and no Bank shall be the partner or agent of any other (except to the extent to which the Managing Agents are authorized to act as such). The failure of any Bank to perform any of its obligations hereunder shall not relieve any other Bank from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     9.8. EXPENSES. The Company shall reimburse the Managing Agents for any and all costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Managing Agents, which attorneys may be employees of the Managing Agents) paid or incurred by the Managing Agents in connection with the preparation, review, execution, delivery, amendment, modification, administration, collection and enforcement of the Loan Documents; PROVIDED, HOWEVER, that the costs and expenses incurred by the Managing Agents in connection with the preparation, review, execution and delivery of the Loan Documents shall be subject to the dollar limitation set forth in the letter from the Managing Agents to the Company dated as of December 21, 1994. The Company shall reimburse the Banks for any and all costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Banks, which attorneys may be employees of the Banks) paid or incurred by any Bank in connection with the collection and enforcement of the Loan Documents. The Company further agrees to indemnify the Managing Agents and each Bank, their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not either of the Managing Agents or any Bank is a party thereto) which any of them may pay or incur in connection with or arising out of the direct or indirect application of the proceeds of any Loan hereunder or the use or intended use of any Facility Letter of Credit. The obligations of the Company under this Section shall survive the termination of this Agreement.

     9.9. NUMBERS OF DOCUMENTS. All statements, notices and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Managing Agents may furnish one to each of the Banks.

     9.10. SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.11. NONLIABILITY OF BANKS. The relationship between the Company and the Banks and the Managing Agents shall be solely that of borrower and lender. Neither the Managing Agents nor any Bank shall have any fiduciary responsibilities to the Company. Neither the Managing Agents nor any Bank undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company's business or operations.

     9.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF NORTH CAROLINA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     9.13. CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL. THE COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE COURT WITHIN MECKLENBURG COUNTY, NORTH CAROLINA OR ANY FEDERAL COURT LOCATED WITHIN THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA, FOR ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO THE COMPANY AT THE ADDRESS INDICATED IN THIS CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS AS THE COMPANY MAY HAVE DESIGNATED IN WRITING TO THE ADMINISTRATIVE AGENT, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE ACTUAL RECEIPT THEREOF, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. TO THE EXTENT PERMITTED BY LAW, THE COMPANY, EACH MANAGING AGENT AND EACH BANK VOLUNTARILY AND KNOWINGLY WAIVES TRIAL BY JURY AND WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING INSTITUTED HEREUNDER, OR ARISING OUT OF OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS, OR ANY PROCEEDING TO WHICH A MANAGING AGENT OR A BANK OR ANY AFFILIATE OF A MANAGING AGENT OR A BANK IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE MANAGING AGENTS OR ANY BANK OR THE COMPANY, AND THE COMPANY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. IN THE EVENT THAT THE COMPANY'S, A MANAGING AGENT'S OR ANY BANK'S WAIVER OF JURY TRIAL HEREIN SHALL

BE DETERMINED TO BE INVALID OR UNENFORCEABLE AS A MATTER OF LAW, THE COMPANY, THE MANAGING AGENTS AND THE BANKS AGREE THAT THE PROVISIONS OF ANNEX 1 TO THE CREDIT AGREEMENT SHALL GOVERN AS TO THE MATTERS SET FORTH THEREIN. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE MANAGING AGENTS OR ANY BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE MANAGING AGENTS OR ANY BANK TO BRING ANY ACTION AND PROCEEDING AGAINST THE COMPANY OR THE PLEDGED STOCK IN THE COURTS OF ANY JURISDICTION THAT HAS JURISDICTION OVER THE COMPANY OR THE PLEDGED STOCK.

     9.14. CONFIDENTIALITY. The Managing Agents and each Bank agrees to hold any confidential information which it may receive from the Company pursuant to this Agreement in confidence, except for disclosure (i) to other Banks and their respective Affiliates, (ii) to legal counsel, accountants and other professional advisors to such Bank, (iii) to regulatory officials, (iv) requested pursuant to or required by law, regulation, or legal process, (v) in connection with any legal proceeding to which such Bank is a party, (vi) permitted by Section 10.13 and (vii) permitted by Section 12.4.

     9.15. LIMITATION OF RIGHTS. Notwithstanding any other provision of this Agreement or any other Loan Document, any foreclosure on, sale, transfer, or other disposition of, or the exercise of any right to vote or consent with respect to, any of the collateral purported to be covered by the Pledge Agreement or any other Loan Document as provided herein or in any other Loan Document or any other action taken or proposed to be taken by the Managing Agents or any Bank hereunder or thereunder which would affect the operational, voting, or other control of the Company or any Subsidiary, shall be pursuant to
Section 310 (d) of the Communications Act of 1934, as amended, and to the applicable rules and regulations thereunder and, if and to the extent required thereby, subject to the prior consent of the FCC.


                                    ARTICLE X

              THE ADMINISTRATIVE AGENT AND THE DOCUMENTATION AGENT

     10.1. APPOINTMENT AND POWERS. (i) NatWest Bank N.A. is hereby appointed Administrative Agent hereunder and under the other Loan Documents, and each of the Banks irrevocably authorizes the Administrative Agent to act as the agent of such Bank. The Administrative Agent agrees to act as such upon the express conditions contained in this Section 10 and in the other Loan Documents. The duties of the Administrative Agent shall be administrative in nature and the Administrative Agent shall not have a fiduciary relationship in respect of any Bank by reason of this Agreement or any other Loan Document. In performing its functions and duties under this Agreement and the other Loan

Documents, the Administrative Agent shall act solely as the agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company, except that the Administrative Agent shall hold in trust for the benefit of the Banks as their interests may appear all payments received by the Administrative Agent for the account of the Banks hereunder.

     (ii) First Union National Bank of North Carolina is hereby appointed Documentation Agent hereunder and under the other Loan Documents, and each of the Banks irrevocably authorizes the Documentation Agent to act as the agent of such Bank. The Documentation Agent agrees to act as such upon the express conditions contained in this Section 10 and in the other Loan Documents. The duties of the Documentation Agent shall be administrative in nature and the Documentation Agent shall not have a fiduciary relationship in respect of any Bank by reason of this Agreement or any other Loan Document. In performing its functions and duties under this Agreement and the other Loan Documents, the Documentation Agent shall act solely as the agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company, except that the Documentation Agent shall hold in trust for the benefit of the Banks as their interests may appear all payments received by the Documentation Agent for the account of the Banks hereunder.

     10.2. POWERS. The Managing Agents shall have and may exercise such powers as are specifically delegated to the Managing Agents by the terms of the Loan Documents, together with such powers as are reasonably incidental thereto. The Managing Agents shall have no implied duties to the Banks, or any obligation to the Banks to take any action under the Loan Documents except any action specifically provided by the Loan Documents to be taken by the Managing Agents.

     10.3. GENERAL IMMUNITY. Neither the Managing Agents nor any of their directors, officers, agents or employees shall be liable to the Banks or any Bank for any action taken or omitted to be taken by them under or in connection with any Loan Document except their own gross negligence or wilful misconduct.

     10.4. NO RESPONSIBILITY FOR LOANS, RECITALS, ETC. Neither the Managing Agents nor any of their directors officers, agents or employees shall be responsible for or be bound to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Section 4 except receipt of items required to be delivered to the Managing Agents; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith or (v) the perfection, priority, condition, value or sufficiency of any of the collateral purported to be covered by any Loan Document.

     10.5. RIGHT TO INDEMNITY. The Managing Agents shall be fully justified in failing or refusing to take any action under the Loan Documents unless they shall first be indemnified to their satisfaction by the Banks pro rata against any and all liability, cost and expense which may be incurred by them by reason of taking or continuing to take any such action.

     10.6. ACTION ON INSTRUCTIONS OF BANKS. The Managing Agents shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with written instructions signed by the Banks required for such action pursuant to Section 8.2, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and on all holders of the Notes.

     10.7. EMPLOYMENT OF MANAGING AGENTS' AND COUNSEL. The Managing Agents may execute any of their respective duties as Managing Agents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Managing Agents shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and their respective duties hereunder.

     10.8. RELIANCE ON DOCUMENTS; COUNSEL. The Managing Agents shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Managing Agents, which counsel may be employees of either Managing Agent.

     10.9. MANAGING AGENTS' REIMBURSEMENT AND INDEMNIFICATION. The Banks agree to reimburse and indemnify the Managing Agents ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Company for which the Managing Agents are entitled to reimbursement by the Company under the Loan Documents (other than the fee referred to in Section 10.15), (ii) for any other expenses incurred by the Managing Agents on behalf of the Banks, in connection with the preparation, execution, delivery, administration, workout, restructure, collection and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Managing Agents in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Managing Agents.

     10.10. RIGHTS AS A LENDER. With respect to their respective Commitments, Loans made by them and each Note issued to them, NatWest and First Union shall have the same rights and powers hereunder and under any other Loan Document as any Bank and may exercise the same as though they were not the Managing Agents, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include NatWest and First Union in their individual capacities, as the case may be. NatWest and First Union, as the case may be may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Company or any Subsidiary as if they were not the Managing Agents.

     10.11. BANK CREDIT DECISION. Each Bank acknowledges that it has, independently and without reliance upon the Managing Agents or any other Bank and based on the financial statements referred to in Section 5.4 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Managing Agents or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     10.12. SUCCESSOR MANAGING AGENTS. Either Managing Agent may resign at any time by giving written notice thereof to the Banks and the Company, and may be removed at any time with or without cause by written notice received by such Managing Agent from the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint, on behalf of the Banks, a successor Managing Agent. If no successor Managing Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty days after the retiring Managing Agent's giving notice of resignation or receiving notice of removal, then the retiring Managing Agent may appoint, on behalf of the Banks, a successor Managing Agent. Such successor Managing Agent shall be a Bank or a commercial bank having capital and retained earnings of at least $200,000,000. Upon the acceptance of any appointment as a Managing Agent hereunder by a successor Managing Agent, such successor Managing Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Managing Agent, and the retiring Managing Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Manager Agent's resignation or removal hereunder as Managing Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as a Managing Agent under the Loan Documents.

     10.13. DISTRIBUTION OF INFORMATION. The Company authorizes the Managing Agents, as the Managing Agents may elect in their sole discretion, and each Bank to discuss with and furnish to the Banks or to any other Person having an interest in the Secured Obligations (whether as a guarantor, pledgor of collateral, participant, purchaser or otherwise) all financial statements, audit reports and other information pertaining to the Company and the Subsidiaries, whether such information was provided by the Company or prepared or obtained by the Managing Agents. Neither the Managing Agents nor any of their employees, officers, directors or agents makes any representation or warranty regarding any audit reports or other analyses of the Company's and the Subsidiaries' condition which the Managing Agents may elect to distribute, whether such information was provided by the Company or prepared or obtained by the Managing Agents, nor shall the Managing Agents or any of their respective employees, officers, directors or agents be liable to any Person receiving a copy of such reports or analyses for any inaccuracy or omission contained in or relating thereto.

     10.14. COLLATERAL RELEASES. The Banks hereby empower and authorize the Managing Agents to execute and deliver to the Company or any, Subsidiary any such agreements, documents or instruments as shall be necessary or appropriate to effect any releases of collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Banks (or, if required by the terms of Section 8.2, all of the Banks) in writing.

     10.15. MANAGING AGENTS' FEES. The Company agrees to pay the Administrative Agent for the account of the Managing Agents such fees as heretofore agreed in a fee letter between the Company and the Managing Agents dated December 21, 1994.


                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS

     11.1. SETOFF. In addition to, and without limitation of, any rights of the Banks under applicable law, if the Company becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any indebtedness from any Bank to the Company (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Bank, whether or not the Obligations, or any part hereof, shall then be due.

     11.2. RATABLE PAYMENTS. In case at any time any Bank, whether by setoff or otherwise, has payment made to it upon its Loans

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
(other than payments received pursuant to Section 3.1, 3.3 or 3.4) in a greater proportion than received by any other Bank, such Bank so receiving such greater proportionate payment agrees to purchase a portion of the Loans held by the other Banks so that after such purchase each Bank will hold its ratable proportion of Loans. Any such purchase shall be made first, of Floating Rate Advances and second, of Eurodollar Advances. If any Bank, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to set off, such Bank agrees, promptly upon demand, to take such action necessary such that all Banks share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be setoff is to be applied to Indebtedness of the Company to a Bank, other than Indebtedness evidenced by any of the Notes held by such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by such Notes.


                                   ARTICLE XII

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     12.1. SUCCESSORS AND ASSIGNS. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Company and the Banks and their respective successors and assigns, except that the Company shall not have the right to assign its rights or obligations under the Loan Documents and any assignment by any Bank must be made in compliance with Section 12.3.
The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with
Section 12.3, in the case of an assignment thereof, or, in the case of any other transfer, a written notice of such transfer is filed with the Administrative Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     12.2.  PARTICIPATIONS.

          12.2.1. PERMITTED PARTICIPANTS; EFFECT. Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Bank, any Note held by such Bank, any Bank's Pro Rata Share of or participation in any Facility Letter of Credit, all or any portion of the Commitment of such Bank or any other interest of such Bank under the Loan Documents. Each such participation sold by a Bank shall be in a minimum amount equal to the lesser of (a) $5,000,000 and (b) such Bank's Commitment. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under the Loan Documents shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Company under this Agreement shall be determined as if such Bank had not sold such participating interests, and the Company and the Managing Agents shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under the Loan Documents.

          12.2.2. VOTING RIGHTS. Each Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment. modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing any such Loan.

          12.2.3. BENEFIT OF SETOFF. The Company agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Loan Documents, provided that each Bank shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Bank.

     12.3.  ASSIGNMENTS.

          12.3.1. PERMITTED ASSIGNMENTS. Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Each such assignment made by a Bank shall be in a minimum amount equal to the lesser of (a) $5,000,000, and (b) such Bank's Commitment. Each such assignment shall be substantially in the form of Exhibit "E" hereto. Unless a Default has occurred and is continuing, the consent of the Company and the Managing Agents shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Bank or an Affiliate thereof. Such consent shall be substantially in the form attached as Exhibit "II" to Exhibit "E" hereto and shall not be unreasonably withheld.

          12.3.2. EFFECT; EFFECTIVE DATE. Upon (i) delivery to the Managing Agents of a notice of assignment, substantially in the form attached as Exhibit "I" to Exhibit "E" hereto (a "Notice of Assignment") , together with any consents required by Section 12.3.1, and (ii) except in the case of a Bank making an assignment to an Affiliate of such Bank, payment of a $2,500 fee by the assigning Bank to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and any other Loan Document executed by the Banks and shall have all the rights and obligations of a Bank under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Company, the Banks or the Managing Agents shall be required to release the transferor Bank with respect to the percentage of the Aggregate Commitment (or portion thereof) and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2. the transferor Bank, the Managing Agents and the Company shall make appropriate arrangements so that a replacement Note or replacement Notes are issued to such transferor Bank and a new Note or new Notes or, as appropriate, a replacement Note or replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

     12.4.  DISSEMINATION OF INFORMATION.   The Company authorizes each Bank to
disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Bank's possession concerning the creditworthiness of the Company and the Subsidiaries; provided that each Transferee agrees to be bound by Section 9.15 of this Agreement.

     12.5. TAX TREATMENT. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof,

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
the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.21.


                                  ARTICLE XIII

                                     NOTICES

     13.1 GIVING NOTICE. Except as otherwise permitted by Section 2.14 with respect to borrowing, conversions and continuation notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes and telephone confirmation (by an Authorized Officer in the case of the Company) of receipt in the case of facsimile).

     13.2. CHANGE OF ADDRESS. The Company, each Managing Agent and any Bank may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                                   ARTICLE XIV

                                  COUNTERPARTS

     14.1. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Company, each Managing Agent and the Banks and each party has notified the Managing Agents by telex or telephone that it has taken such action.

     IN WITNESS WHEREOF, the Company, the Banks and each Managing Agent have executed this Agreement as of the date first above written.


                                        ACKERLEY COMMUNICATIONS, INC.


                                        By:  /s/  Denis M. Curley
                                             ------------------------------
                                             Denis M. Curley,
                                             Senior Vice President/Treasurer/
                                             C.F.O.
                                             800 Fifth Avenue
                                             Suite 3770
                                             Seattle, WA 98104
                                             Telephone: (206) 624-2888
                                             Facsimile: (206) 623-7853

                                        Attn:     Mr. Denis M. Curley
                                                  Senior Vice President/
                                                  Treasurer

                                        NATWEST BANK N.A.,
                                        Individually and as Administrative
                                        Agent


                                        By: /s/  A. Sade
                                           --------------------------------

                                        Title:  V.P.
                                              -----------------------------
                                                  175 Water Street
                                                  New York, NY  10038
                                                  Telephone:  (212) 602-2576
                                                  Facsimile:  (212) 602-2663

                                        Attn:     Mr. Alexander Sade
                                                  Media Division

                                        Commitment:  $17,000,000



                                        FIRST UNION NATIONAL BANK OF NORTH
                                        CAROLINA, Individually and as
                                        Documentation Agent


                                        By:  /s/  J.W. Wood
                                           -------------------------------

                                        Title:  V.P.
                                              ----------------------------
                                                  One First Union Center
                                                  301 South College Street
                                                  Charlotte, N.C. 28288
                                                  Telephone:  (704) 374-3242
                                                  Facsimile:  (704) 383-4092

                                        Attn:     Mr. James W. Wood
                                                  Capital Markets Group

                                        Commitment:  $17,000,000

                                        SEATTLE-FIRST NATIONAL BANK


                                        By: /s/  Stan Diddams
                                           ---------------------------------

                                        Title: Vice President
                                              ------------------------------
                                                  Columbia SeaFirst Center
                                                  12th Floor
                                                  701 5th Avenue
                                                  Seattle, WA  98104
                                                  Telephone:  (206) 358-8003
                                                  Facsimile:  (206) 358-3113

                                        Attn:     Mr. Stan Diddams
                                                  Northwest National
                                                  Division

                                        Commitment:  $11,000,000



                                        THE LONG-TERM CREDIT BANK OF JAPAN,
                                        LTD., Los Angeles Agency

                                        By: /s/  G. Imai
                                           ---------------------------------

                                        Title: Joint General Manager
                                              ------------------------------
                                                  444 South Flower Street
                                                  Suite 3700
                                                  Los Angeles, CA  90071
                                                  Telephone:  (213) 629-5777
                                                  Facsimile:  (213) 622-6908

                                        Attn:     Ms. Joanne Chou

                                        Commitment:  $10,000,000


                                        UNION BANK


                                        By: /s/ J. Kevin Sampson
                                           ---------------------------------
                                        Title: Asst. Vice President
                                               -----------------------------
                                                  445 South Figueroa Street
                                                  Los Angeles, CA  90051
                                                  Telephone:  (213) 236-6249
                                                  Facsimile:  (213) 236-5747

                                        Attn:     Ms. Shannon Ward
                                                  Communications/Media Group

                                        Commitment:  $10,000,000

                  PROVISIONS FOR ALTERNATIVE DISPUTE RESOLUTION
                  ---------------------------------------------

     1. ARBITRATION. Except as otherwise specifically set forth in the Credit Agreement or agreed to in writing by the Company, the Managing Agents and the Banks, and except as expressly provided otherwise in Section 3 below, in the event that the Company's, a Managing Agent's or any Bank's waiver of trial by jury contained in Section 9.13 of the Credit Agreement is determined to be invalid or unenforceable as a matter of law, then any action, dispute, claim or controversy between the parties, whether sounding in contract, tort, or otherwise, arising under the Credit Agreement or any of the Loan Documents or any proceeding to which a Managing Agent or a Bank is a party, including any actions based upon, arising out of, or in connection with any course of conduct, course of dealing, statement (whether oral or written), or actions of the Managing Agents or any Bank or the Company ("Dispute" or "Disputes"), shall be resolved by arbitration as set forth in this Annex. Such Disputes shall be resolved by binding arbitration in accordance with Title 9 of the United States Code, as amended, and the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as in effect from time to time (the "Rules"). In the event of any inconsistency between the Rules and the provisions of this Annex, the provisions of this Annex shall supersede the Rules. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding hereunder. In any arbitration proceeding subject to the provisions of this Annex, the arbitrator is specifically empowered to decide (by documents only, or with a hearing, at the arbitrator's sole discretion) pre-hearing motions that are substantially similar to pre-hearing motions to dismiss and motions for summary adjudication. Judgment upon the award rendered may be entered in any court having jurisdiction. Whenever an arbitration is required, the parties shall select an arbitrator in the manner provided in Section 4 below.

     2. JUDICIAL REFERENCE. If a Dispute is not submitted to arbitration as provided in Section 1 above for any reason, but becomes the subject of a judicial action, at any point in the proceeding, any party may elect to have any specific questions of fact or law, or all questions of fact or law, determined by a reference in accordance with Rule 53 of the North Carolina Rules of Civil Procedure (or the equivalent rule of another State, as applicable). A party shall not waive the right to request such judicial reference for any remaining questions of fact or law to be decided by virtue of the party's initiating or participating in judicial or other proceedings or by failure to request such a reference up to any point in a judicial proceeding. Whenever such an election is made, the parties shall designate to the court a single referee selected in the manner provided in Section 4 below. Judgment upon the award rendered shall be entered in the court in which such proceeding was commenced.

     3. REMEDIES. No provision of, nor the exercise of any rights under, Sections 1 or 2 above shall limit or otherwise affect the right of the Bank (1) to proceed and foreclose against any of the Collateral by the exercise of a power of sale available under the Security Instruments and applicable law, (2) to exercise any self help remedies available under the Credit Agreement or any Loan Document and applicable law, including, without limitation, setoff, or to exercise any other nonjudicial rights and remedies available to it under any of the Loan Documents and applicable law, or (3) to obtain provisional or ancillary remedies, including, without limitation, injunctive relief and the appointment of a receiver, from a court having jurisdiction before, during or after the pendency of any arbitration or referral. The Managing Agents' or any Bank's pursuit of provisional or ancillary remedies, or its exercise of self help and other nonjudicial remedies, shall not constitute a waiver of its right to submit the Dispute to arbitration or judicial reference.

     4. SELECTION OF ARBITRATOR OR REFEREE. Whenever an arbitration is required under Section 1 above or a referral is required under Section 2 above, the arbitrator or referee shall be selected in accordance with this Section 4. Except as otherwise provided, the arbitrator or referee shall be an attorney or retired judge selected in accordance with the Rules of the AAA. Any arbitrator or referee selected under this Section 4 shall be knowledgeable in the subject matter of the Dispute. Qualified retired judges shall be selected through panels maintained by AAA, or any North Carolina Superior Court (or a court, of an equivalent or higher level, of another State) or private organization providing such services. A single arbitrator who is an attorney but is not a retired judge shall have the power to render a maximum award of $100,000. Where any party makes timely written request prior to appointment of the arbitrator, or where the claim of any party exceeds $100,000, the arbitrator shall be a retired judge formerly sitting on the bench in a North Carolina Superior Court or any higher State court (or a court, of an equivalent level, of another State), or a retired Federal court judge formerly sitting on the bench in a United States Court of Appeals or any Federal District Court. A single arbitrator who is a retired judge shall have the power to render a maximum award of $1,000,000. Where any party seeks an award in excess of $1,000,000, the Dispute shall be decided by a majority vote of three arbitrators, at least one of whom shall meet the requirements for retired judges set forth herein. For purposes of this Section 4, the computation of the maximum award an arbitrator may make shall include any amounts awarded for arbitration fees, attorneys fees and all other related costs provided by Section 5 below.

     5. MISCELLANEOUS. The Credit Agreement and all other Loan Documents shall be interpreted, and the resolution of all Disputes and the rights and liabilities of the parties shall be determined, in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of North Carolina; provided that any arbitration questions arising under this Annex on dispute resolution shall be governed in accordance with Title 9 of the United States Code, as amended. This Annex is incorporated into and made a part of the Credit Agreement by this reference, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations and other communications on dispute resolution. To the extent any provision of this Annex is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Annex. Capitalized terms used herein without definition shall have the meanings assigned to them in the Credit Agreement. The provisions of this Annex shall survive any termination or expiration of the Credit Agreement until payment in full of the obligations thereunder, unless the parties otherwise expressly agree in writing. The arbitrator shall have the power to award to the prevailing party recovery of all costs, expenses and fees incurred by it (including reasonable attorneys' fees, administrative fees, arbitrators' fees, and court costs), and in particular, but without limitation of the foregoing, shall have the power to award to either party hereto, whether or not such party shall be the prevailing party in an arbitration, recovery of all costs, expenses and fees incurred by it (including reasonable attorneys' fees, administrative fees, arbitrators' fees, and court costs), but only to the extent payable or reimbursable by the other party under the applicable provisions of the Credit Agreement.

                                   EXHIBIT "A"

                                 PROMISSORY NOTE


$____________                                                  February 17, 1995


     Ackerley Communications, Inc., a Delaware corporation (the "Company"), promises to pay to the order of _______________________ (the "Bank") the lesser of the principal sum of _________________ Dollars and the aggregate unpaid principal amount of all Loans made by the Bank to the Company pursuant to
Section 2.1 of the Agreement (as hereinafter defined), in immediately available funds at the main office of NatWest Bank N.A. in New York, New York, as Administrative Agent, or as otherwise set forth in the Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Company shall make such mandatory payments on the Loans as are required by Sections 2.4 and 2.6 of the Agreement.

     The Company shall pay all Loans in part as set forth in the Agreement and in full on the Commitment Termination Date.

     The Bank shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement, dated as of February 17, 1995 (as amended or modified and in effect from time to time, the "Agreement"), among the Company, the Banks named therein, and NatWest Bank N.A., as Administrative Agent and First Union National Bank of North Carolina as Documentation Agent, to which Agreement reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This
Note is secured pursuant to the Pledge Agreement, as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Agreement.

     In the event this Note is not paid when due at any stated or accelerated maturity, the Company agrees to pay all Obligations, including without limitation all attorneys' fees and expenses incurred in connection with collection of the Obligations.

     This Note has been executed and delivered in Charlotte, North Carolina and shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North

Carolina. The Company hereby submits to the jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina, although the Bank shall not be limited to bringing an action in such courts.

     IN WITNESS WHEREOF, the Company has caused this Note to be executed under seal by its duly authorized corporate offices as of the day and year first year above written.


                                        ACKERLEY COMMUNICATIONS, INC.


[CORPORATE SEAL]                        By:  ______________________________
                                        Title: ____________________________

ATTEST:


Dennis M. Curley                        Tax Identification Number:  91-1043807
Assistant Secretary

                   SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                       TO
                     NOTE OF ACKERLEY COMMUNICATIONS, INC.,
                             DATED FEBRUARY 17, 1995


                                   Maturity
      Principal                       of         Amount
       Amount        Type          Eurodollar      of
         of           of           Interest     Principal   Unpaid   Notation
Date    Loan         Loan           Period       Payment    Balance   Made By
- ----  ---------      ----          ----------   ---------   -------  --------

                                  EXHIBIT "B-1"

                               OPINION OF COUNSEL



                                February 17, 1995


NatWest Bank N.A.
175 Water Street
New York, NY 10038
Attn: Alex Sade
      Media Division

First Union National Bank of North Carolina
One First Union Center
301 South College Street
Charlotte, North Carolina 28288
Attn: James W. Wood

          Re:  Ackerley Communications, Inc.
               -----------------------------

Ladies and Gentlemen:

We have acted as corporate counsel for Ackerley Communications, Inc. (the "Company") and have represented the Company in connection with its execution and delivery of a Credit Agreement dated as of February 17, 1995 (the "Agreement") among the Company, the Banks, NatWest Bank N.A., as Administrative Agent and First Union National Bank of North Carolina as Documentation Agent, providing for Loans and Facility Letters of Credit in the aggregate principal amount of up to $65,000,000. All capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Agreement.

In connection with rendering this opinion, we have reviewed original, or copies certified or otherwise identified to our satisfaction, of the Company's Third Restated Certificate of Incorporation, bylaws of the Company as amended and restated ("Bylaws"), the Consent Resolutions dated ______________, 1995 of the Board of Directors of the Company (collectively, the "Resolutions"), the Note Agreements, the Loan Documents and such other documents and matters of fact and law as we have deemed necessary for purposes of this opinion. In reviewing the foregoing, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to or reviewed by us as originals, and the conformity to the authentic original documents of all other documents submitted to or examined by us as certified, conformed or reproduced copies. As to questions of fact material to these opinions, we have relied upon certificates of public officials and statements, certificates or representations, written or oral, of officers or representatives of the Company without seeking to independently establish or otherwise verify them.

     Whenever a statement in this opinion is qualified by "known to us," "we are not aware," "to the best of our knowledge," or a similar phrase, it is intended to indicate that, during the course of our representation of the Company, no information that would give us current actual knowledge of the inaccuracy or such statement has come to the attention of those attorneys in this firm who have rendered legal services in connection with the representation described in the introductory paragraph of this opinion letter. However, we have not undertaken any independent investigation to determine the accuracy of such statement. Any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation, and no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

     Based upon and subject to the foregoing and the assumptions, limitations and qualifications set forth below, it is our opinion that:

     1. The Company and each Subsidiary are corporations validly existing and in good standing under the laws of their respective states of incorporation.

     2. The execution and delivery of the Loan Documents by the Company and the performance by the Company of its obligations under the Loan Documents have been duly authorized by all necessary corporate action and proceedings on the part of the Company and will not:

     (a)  require any consent of the Company's shareholders;

     (b) violate any law, rule or regulation binding on the Company or any order, writ, judgment, injunction, decree or award binding on the Company of which we have knowledge, or the Company's certificate or articles of incorporation or bylaws or any indenture, instrument or agreement binding upon the Company of which we have knowledge; or

     (c) result in, or require, the creation or imposition of any Lien pursuant to the provisions of any indenture, instrument or agreement binding upon the Company of which we have knowledge.

     3. The Loan Documents have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, each enforceable in accordance with its terms except as enforcement thereof may be limited by

     (a) applicable bankruptcy, insolvency, moratoria, reorganization, fraudulent conveyance, or similar laws now or hereinafter in effect affecting the rights of creditors generally, or

     (b) general principles of equity and public policy under applicable law, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     4. The Secured Obligations constitute "Superior Debt" as such term is defined in the Note Agreements, and are entitled to the benefits of the subordination provisions set forth in the Note Agreements.

     5. To the best of our knowledge, there is no litigation or proceeding pending against the Company or any Subsidiary which, if adversely determined, could result in a liability to the Company in excess of $100,000.

     6. The provisions of the Pledge Agreement are sufficient to create, in favor of the Collateral Agent and the Banks, a perfected security interest in the Pledged Stock (as defined in the Pledge Agreement). All of the shares of Pledged Stock are duly authorized, validly issued, fully paid and nonassessable and, to the best of our knowledge, are not subject to any pledge, mortgage, hypothecation, lien, charge, encumbrance or security interest, except for the security interest of the Collateral Agent, as pledgee for the benefit of the Banks and the holders of the Senior Notes under the Pledge Agreement.

     7. No Authorization, which has not been obtained by the Company, is required to be obtained by the Company in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement, and the payment or performance by the Company of the Obligations.

     8. The authorized capital stock of the Company ("Stock") consists of 50,000,000 shares of Common Stock, par value one cent ($.01) per share ("Common Stock"), and 6,972,230 shares of Class B Common Stock, par value one cent ($.01) per share ("Class B Common Stock"). As of February 6, 1995, there were 9,562,433 issued and outstanding shares of Common Stock and 5,901,861 issued and outstanding shares of Class B Common Stock, and all such shares of Common Stock and Class B Common Stock have been duly and validly issued, are fully paid and non-assessable and are free from preemptive or other rights to subscribe for or purchase such shares.

     All of the opinions herein expressed are specifically based upon and subject to the following assumptions, limitations and qualifications:

A. We have assumed that (i) all parties, other than the Company, have complied with all applicable laws, statutes and regulations relating to their power and authority to enter into the Loan Documents, and to effect the transactions contemplated therein, (ii) that all parties to each of the Loan Documents (other than the Company) have the power and authority to execute, deliver and perform the Loan Documents, and such documents are legal, valid and binding obligations of such parties, enforceable against them in accordance with their respective terms, (iii) that there are no agreements or other documents between the parties to the Loan Documents that are inconsistent with or that modify the Loan Documents or would otherwise have an effect on this opinion, (iv) the Company has sufficient rights in the Pledged Stock for a security interest to attach to the Pledged Stock, (v) the shares of Pledged Stock are evidenced by validly executed certificates that have been delivered and endorsed to, and are in the possession of, the Collateral Agent for the benefit of the Collateral Agent and the Banks, pursuant to the Pledge Agreement, (vi) the Banks have given value to the Company pursuant to the Loan Documents, and (vii) there has been no mutual mistake of fact or misunderstanding, fraud, duress, undue influence, or a breach of any applicable obligation of good faith and fair dealing.

B. The Loan Documents state that they are governed by North Carolina law. Consequently, we have not examined the question of what law would govern the interpretation or enforcement of such document, and our opinion is based upon the assumption that the internal laws of the State of Washington and the federal laws of the United States would govern the provisions of, and transactions contemplated by, the Loan Documents. We note that if the Loan Documents are not, in fact, valid, binding and enforceable under the laws of the State of North Carolina, the Loan Documents may not be enforced by a Washington court under applicable conflict of law principles. We express no opinion as to whether a court located in the State of Washington would hold that the State of Washington is a proper forum in which to enforce the Loan Documents.

C. Our opinion in paragraph 2(b) with respect to the violation of any laws or regulations, and our opinion in paragraph 7 with respect to Authorizations, is limited to those governmental approvals, filings, registrations, laws or regulations applicable to transactions of the type described in the Agreement and the other Loan Documents and to entities engaged in the types of businesses engaged in by the Company and the Subsidiaries, and specifically excludes any opinion related to federal communications laws or FCC matters.

D. The opinions expressed in this letter are qualified to the extent that the validity, binding nature, and enforceability of any of the terms of the Loan Documents may be limited or otherwise affected by applicable Washington laws or judicial decisions governing such provisions, or by judicial discretion or general principles of equity or public policy, but such matters should not render the Loan Documents invalid as a whole, and there exist, in the Loan Documents or pursuant to applicable law, legally adequate remedies for the realization of the principal benefits intended to be conferred upon the Banks by the Loan Documents.

E. To extent that our opinion in paragraph no. 8 relates to preemptive and other subscription or purchase rights that do not arise under applicable corporate law or the articles or bylaws of the Company, the opinion is based upon the best of our knowledge.

F. We express no opinion as to (i) the title or ownership of the Pledged Stock, or (ii) the priority of any lien or security interest created or purported to be created by any of the Loan Documents.

G. This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to matters expressly stated herein, and no other opinions may be implied or inferred.

The attorneys in this firm are members of the Bar of the State of Washington. We do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of Washington and the corporate laws of the State of Delaware.

The opinions expressed in this letter are solely for the benefit of the Managing Agents and the Banks and their respective participants, assignees and other transferee. They may not be relied upon in any manner or for any purpose by any other person or entity without our express written consent.

                                Very truly yours,



                                GRAHAM & DUNN

                              Name of Subsidiaries
                              --------------------

                                  EXHIBIT "B-2"

                             OPINION OF FCC COUNSEL



                                February 17, 1995



National Westminster Bank
175 Water Street
New York, NY 10038
Attn:     Alex Sade
          Media Division

First Union National Bank of North Carolina
One First Union Center
301 South College Street
Charlotte, North Carolina 28288
Attn:  James W. Wood

          Re:  Ackerley Communications, Inc.
               -----------------------------

Ladies and Gentlemen:

     We are general counsel, as well as special counsel respecting Federal Communications Commission ("FCC") matters, for Ackerley Communications, Inc, (the "Company") and the Subsidiaries. We have represented the Company in connection with its execution and delivery of a Credit Agreement dated as of February 17, 1995 (the "Agreement") among the Company, the Banks, NatWest Bank N.A., as Administrative Agent and First Union National Bank of North Carolina as Documentation Agent, providing for Loans and Facility Letters of Credit in the aggregate principal amount of up to $65,000,000. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Agreement.

     In connection with rendering this opinion, we have reviewed original, or copies certified or otherwise identified to our satisfaction, of the Loan Documents and such other documents and matters of fact and law as we have deemed necessary for purposes of this opinion. In reviewing the foregoing, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to or reviewed by us as originals, and the conformity to the authentic original documents of all other documents submitted to or examined by us as certified, conformed or reproduced copies. As to questions of fact material to these opinions, we have relied upon certificates of public officials and statements, certificates or representations, written or oral, of officers or representatives of the Company without seeking to independently establish or

                                      B-2-1
otherwise verify them, as stated on the certificates and documents furnished to us. Except to the extent we are expressly opining with respect to the Company having all requisite power and authority, our opinion assumes that the parties to each of the documents to which reference is made above have the power and authority to execute, deliver and perform such documents, and that such documents are valid as to such parties and binding upon such parties in accordance with their terms.

     1. The execution and delivery of the Loan Documents by the Company and the performance by the Company of the Obligations will not:

          (b) violate any law, rule or regulation (including, without limitation, any law, rule or regulation of the FCC) binding on the Company or any Subsidiary or any order, writ, judgment, injunction, decree or award binding on the Company or any Subsidiary of which we have knowledge, or any indenture, instrument or agreement binding upon the Company or any Subsidiary of which we have knowledge; or

          (c) result in, or require, the creation or imposition of any Lien pursuant to the provisions of any indenture, instrument or agreement binding upon the Company or any Subsidiary of which we have knowledge.

     2. There is no proceeding or investigation pending before the FCC or threatened by the FCC against the Company or any Subsidiary which, if adversely determined, would have a Material Adverse Effect. To the best of our knowledge after due inquiry, each of the Company and the Subsidiaries is in compliance with all applicable statutes, rules, regulations and orders of the FCC.

     3. Except for requirements of the FCC pertaining to license transfers in the event of foreclosure, no Authorization of any Governmental Authority or any other Person, which has not been obtained by the Company or a Subsidiary, is required to be obtained by the Company or a Subsidiary in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement, the pledge of the Pledged Stock or the performance by the Company of the Obligations.

     4. The Pledge Agreement does not constitute the transfer, assignment or disposition in any manner, voluntarily or involuntarily, directly or indirectly, of any license issued as of this date by the FCC in connection with the operations of the Company or any Subsidiary.


                                      B-2-2

     All of the opinions herein expressed are specifically subject to the following limitations and qualifications:

     A. We have assumed (i) that all parties, other than the Company, have complied with all applicable laws, statutes and regulations relating to their power and authority to enter into the Loan Documents, and to effect the transactions contemplated therein, (ii) that the Loan Documents are the legal, valid and binding obligations of such parties enforceable against them in accordance with their respective terms, and (iii) that there are no agreements or other documents between the parties to the Loan Documents which are inconsistent with or which modify the Loan Documents.

     B. This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to matters expressly stated herein, and no other opinions may be implied or inferred.

     C. Our opinions are qualified in their entirety by the affect, if any, of all matters which may be subject to judicial discretion or general principles of equity or public policy; provided, that such requirements should not, in our opinion, materially diminish or interfere with the practical realization by the Banks of the rights and benefits intended to be conferred on them by the Loan Documents.

     The attorneys in this firm are members of the Bar of the District of Columbia. We do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America, the District of Columbia and the laws, rules and regulations of the Federal Communications Commission.

     The opinions expressed in this letter are solely for the benefit of the Managing Agents and the Banks and their respective participants, assignees and other transferee. They may not be relied upon in any manner or for any purpose by any other person or entity without our express written consent.

                              Very truly yours,



                              RUBIN, WINSTON, DIERCKS,
                              HARRIS & COOKE

                                      B-2-3

                                   EXHIBIT "C"

                             COMPLIANCE CERTIFICATE
                               (SECTION 6.1(iii))


TO: NatWest Bank N.A., individually and as Administrative Agent and First Union National Bank of North Carolina as Documentation Agent, and the other Banks party to the Agreement (as hereinafter defined)

Gentlemen:

Reference is hereby made to Section 6.1(iii) of the Credit Agreement, dated as of February __, 1995 (as the same may be amended or modified from time to time, the "Agreement"), among Ackerley Communications, Inc., the Banks, NatWest Bank N.A., as Administrative Agent and First Union National Bank of North Carolina as Documentation Agent. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings attributed to such terms in the Agreement. The Company hereby certifies and warrants to the Banks as of the date hereof that:

     (a) All of the representations and warranties set forth in Section 5 of the Agreement are true and correct.

     (b)  There exists no Default or Unmatured Default.

     (c) There has been no material adverse change in the financial condition of the Company and its Subsidiaries from that shown on the most recent financial statements furnished to the Banks.

     (d) As of _________________, 19__ there were no violations of Sections 6.22, 6.23, 6.24 and 6.25 as shown by the calculations set forth in
          Schedule I attached hereto, all of which calculations are true, complete and correct.

The foregoing certifications, together with the calculations set forth in
Schedule I hereto, are made and delivered this ______ day of ________________, 19__.


                                   ________________________________

                                   SCHEDULE I

                          ACKERLEY COMMUNICATIONS, INC.
         COMPLIANCE CERTIFICATE FOR FISCAL QUARTER ENDING ______________
                         ALL DOLLARS IN THOUSANDS (000)


- -----------------------------------------------------------------------------------------------------------------------------------
 DEFINITIONS
 -----------
 1.  Calculation of Operating Cash Flow
                                                       Fiscal         Fiscal         Fiscal         Fiscal         4 Fiscal
                                                       Quarter        Quarter        Quarter        Quarter        Quarters
                                                       Ending         Ending         Ending         Ending          Ending
                                                       ______, 19__   ______, 19__   ______, 19__   ______, 19__   ______, 19__
  A. Pre-Tax Income or Deficit Excluding
     Extraordinary Gains or Losses and 50%             $___________   $___________   $___________   $___________   $___________
     of NBA expansion fee income recognized
     in any such period

     Exclude:  Gains or Losses on the
               Sale of Assets                           ___________    ___________    ___________    ___________    ___________

  B. Depreciation and Amortization Expense              ___________    ___________    ___________    ___________    ___________
     (including Amortization of Program
     Obligations)

  C. Interest Expense                                   ___________    ___________    ___________    ___________    ___________

  D. Program Obligation Payments                       (___________)  (___________)  (___________)  (___________)  (___________)

     Total Operating Cash Flow                         $___________   $___________   $___________   $___________   $___________
                                                        -----------    -----------    -----------    -----------    -----------

 2.  Calculation of Indebtedness

  A.   Senior Indebtedness (other than contingent
       obligations under Guaranties)                                                                  $_______________

  B.   Senior Subordinated Notes                                                                       _______________

  C.   Capitalized Lease Obligations                                                                   _______________

            Total                                                                                     $_______________
                                                                                                       ---------------
- -----------------------------------------------------------------------------------------------------------------------------------

I.   Section 6.22.  TOTAL LEVERAGE RATIO

     A.   Calculation of Indebtedness

          1.   Indebtedness outstanding on the
               last day of the fiscal quarter
               ending ___________, 19__
               (derived in Schedule I above)                         $__________

          2.   Earned deferred compensation for
               which the Company is liable                           $__________

          3.   Sum of 1 and 2                                        $__________

          4.   Operating Cash Flow for the four
               fiscal quarters ending
               ___________, ____ (derived in
               Schedule I above)                                     $__________

     B.   Ratio of A3 to A4:                :1.00
                                        ---------
          Permitted ratio
          as of _____________               :1.00
                                        ---------

II.  Section 6.23.  SENIOR LEVERAGE RATIO

     A.   Senior Indebtedness outstanding
          on the last day of the fiscal
          quarter ending ____________,  ____                         $__________

     B.   Operating Cash Flow for
          the four fiscal quarters
          ending ___________,  ____
          (derived in Schedule I above)                              $__________

     C.   Ratio of A to B:                  :1.00
                                       ----------

     D.   Permitted Ratio                   :1.00
                                       ----------

III. Section 6.24.  INTEREST COVERAGE RATIO

     A.   Operating Cash Flow for the four fiscal
          quarters ending ____________, ____ (as
          derived in Schedule I above)                               $__________

     B.   Interest Expense for the four
          fiscal quarters ending on
          ___________, ____                                          $__________

     C.   Ratio of A to B:                  :1.00
                                      -----------

     D.   Permitted Ratio:                  :1.00
                                      -----------

IV.  SECTION 6.25. FIXED CHARGE COVERAGE RATIO

     A.   Operating Cash Flow for the four
          fiscal quarters ending _____________, ____
          (derived in Schedule I above)                              $__________

     B.   Cash taxes paid                                            $__________

     C.   Capital Expenditures                                       $__________

     D.   Cash Dividends paid                                        $__________

     E.   Cash Capital Contributions to New Century                  $__________

     F.   Sum of B, C, D and E                                       $__________

     G.   Difference between A minus F                               $__________

     H.   Mandatory principal payments
          (Exclusive of mandatory prepayments
          made in respect of (1) Excess Cash
          Flow and (2) net cash proceeds from
          any Sale)                                                  $__________

     I.   Interest Expense                                           $__________

     J.   Sum of H and I                                             $__________

     K.   Ratio of F to J                   :1.00
                                      -----------

          Permitted ratio as of
          ____________, ____                :1.00
                                      -----------

V.   CALCULATION OF EXCESS CASH FLOW PAYMENT
     PURSUANT TO SECTION 2.6(i)(b)

     A.   Operating Cash Flow                                        $__________

     B.   Capital Expenditures                                       $__________

     C.   Principal reductions or payments made
          on Indebtedness (exclusive of mandatory
          prepayments made in respect of (1) Excess
          Cash Flow during such period and (2) net
          cash proceeds from any Sale)                               $__________

     D.   Interest Expense                                           $__________

     E.   Cash taxes paid                                            $__________

     F.   Cash reserve                                               $ 2,250,000
                                                                       ---------

     G.   The sum of B, C, D, E and F                                $__________

     H.   Difference between A minus G
          (Excess Cash Flow)                                         $__________

     I.   Mandatory prepayment to Banks
          (25% on 4/30/96 and 50% on each April 30
          thereafter)                                                $__________

VI.  PERMITTED DIVIDENDS PURSUANT TO SECTION 6.10

     A.   Excess Cash Flow as determined above (V H)                 $__________

     B.   Mandatory Prepayment to Banks (V I)                        $__________

     C.   Difference between A minus B                               $__________
          (Aggregate amount available for Dividends and Capital Contributions)

     D.   Total Leverage Ratio (I B)
          (Must be less than 5.00 to 1.00)                           $__________

     E.   Product of A times 20%
          (Dividends Permitted)                                      $__________

     F.   Dividends paid
          (Notwithstanding D and E, may be
          up to $750,000 in each fiscal year)                        $__________

                                   EXHIBIT "D"

                             [INTENTIONALLY OMITTED]

                                   EXHIBIT "E"

                              ASSIGNMENT AGREEMENT

     This Assignment Agreement (this "Assignment Agreement") between ______________________________ (the "Assignor") and _________________________
(the "Assignee") is dated as of _____________, 19__. The parties hereto agree as follows:

     1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement, dated as of February __, 1995 (which, as it may be amended, modified, renewed or extended from time to time, is herein called the "Credit Agreement"), among Ackerley Communications, Inc. (the "Company"), certain banks party thereto NatWest Bank N.A., as Administrative agent for such banks and First Union National Bank of North Carolina, as Documentation Agent for such banks. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement. The Assignor desires to assign to the Assignee, and the Assignee desires to assume from the Assignor, an undivided interest (the "Purchased Percentage") in the Commitment of the Assignor such that after giving effect to the assignment and assumption hereinafter provided, the Commitment of the Assignee shall equal $___________ and its percentage of the Aggregate Commitment shall equal _____%.

     2. ASSIGNMENT. For and in consideration of the assumption of obligations by the Assignee set forth in Section 3 hereof and the other consideration set forth herein, and effective as of the Effective Date (as hereinafter defined), the Assignor does hereby sell, assign, transfer and convey all of its right, title and interest in and to the Purchased Percentage of (i) the Commitment of the Assignor (as in effect on the Effective Date), (ii) any Loans and Facility Letters of Credit outstanding on the Effective Date and (iii) the Credit Agreement and the other Loan Documents. Pursuant to Section 12.3.2 of the Credit Agreement, on and after the Effective Date, the Assignee shall have the same rights, benefits and obligations as the Assignor had under the Loan Documents with respect to the Purchased Percentage of the Loan Documents, all determined as if the Assignee were a "Bank" under the Credit Agreement with _____% of the Aggregate Commitment. The Effective Date shall be the later of
________________ or two Business Days (or such shorter period agreed to by the Administrative Agent) after a Notice of Assignment substantially in the form of Exhibit "I" attached hereto and any consents substantially in the form of Exhibit "II" attached hereto required to be delivered to the Administrative Agent by Section 12.3.2 of the Credit Agreement have been delivered to the Administrative Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under
Section 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date on the Business Day prior to the proposed Effective Date.

     3. ASSUMPTION. For and in consideration of the assignment of rights by the Assignor set forth in Section 2 hereof and the other consideration set forth herein, and effective as of the Effective Date, the Assignee does hereby accept that assignment, and assume and covenant and agree fully, completely and timely to perform, comply with and discharge, each and all of the obligations, duties and liabilities of the Assignor under the Loan Documents which are assigned to the Assignee hereunder, which assumption includes, without limitation, the obligation to fund the unfunded portion of the Aggregate Commitment in accordance with the provisions set forth in the Credit Agreement as if the Assignee were a "Bank" under the Credit Agreement with _____% of the Aggregate Commitment. The Assignee agrees to be bound by all provisions relating to "Banks" under and as defined in the Loan Documents, including, without limitation, provisions relating to the dissemination of information and the payment of indemnification.

     4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest and fees and Reimbursement Obligations with respect to the Purchased Percentage of the Assignor's Commitment, Loans and Facility Letters of Credit. The Assignee shall advance funds directly to the Administrative Agent with respect to all Loans and reimbursement payments made on or after the Effective Date. In consideration for the sale and assignment of Loans and Facility Letters of Credit hereunder, (i) with respect to all Floating Rate Advances made by the Assignor outstanding on the Effective Date, the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the Purchased Percentage of all such Floating Rate Advances; (ii) with respect to each Eurodollar Advance made by the Assignor outstanding on the Effective Date, (a) on the last day of the Eurodollar Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such Eurodollar Advance either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a),
(b) or (c) being hereinafter referred to as the "Payment Date"), the Assignee shall pay the Assignor an amount equal to the Purchased Percentage of such Eurodollar Advance and (iii) with respect to each Facility Letter of Credit outstanding on the Effective Date, the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the Purchased Percentage of all such Facility Letters of Credit. On and after the Effective Date, the Assignee will also remit to the Assignor any amounts of interest on Loans and fees received from the Administrative Agent which relate to the Purchased Percentage of Loans made by the Assignor accrued for periods prior to the Effective Date, in the case of Floating Rate Advances, or the Payment Date, in the case of Eurodollar Advances, and not heretofore paid by the Assignee to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Company with respect to any Eurodollar Advance sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on such Eurodollar Advance at the applicable rate provided by the Credit Agreement. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

     5. FEES PAYABLE BY ASSIGNEE. On each day on which the Assignee receives a payment of interest or commitment fees under the Credit Agreement (other than a payment of interest or commitment fees which the Assignee is obligated to deliver to the Assignor pursuant to Section 4 hereof, which shall be excluded in determining fees payable to the Assignor pursuant to this Section), the Assignee shall pay to the Assignor a fee. The amount of such fee shall be the difference between (i) the amount of such interest or fee, as applicable, received by the Assignee and (ii) the amount of the interest or fee, as applicable, which would have been received by the Assignee if each interest rate was _____ of 1% less than the interest rate paid by the Company or if the commitment fee was _____ of 1% less than the commitment fee paid by the Company, as applicable. In addition, the Assignee agrees to pay _____% of the fee required to be paid to the Administrative Agent pursuant to Section 12.3.2 of the Credit Agreement.

     6. CREDIT DETERMINATION; LIMITATIONS ON ASSIGNOR'S LIABILITY. The Assignee represents and warrants to the Assignor that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as the Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no representation or warranty of any kind to the Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any other Loan Document, including without limitation, documents granting the Assignor and the other Banks a security interest in assets of the Company or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Company or any guarantor,
(iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Company or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents, except for its or their own bad faith or willful misconduct.

     7. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's performance or non-performance of obligations assumed under this Assignment Agreement.

     8. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Sections 12.3.1 and 12.3.2 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained, (ii) the assignee under such assignment from the Assignee shall agree to assume all of the Assignee's obligations hereunder in a manner satisfactory to the Assignor and (iii) the Assignee is not thereby released from any of its obligations to the Assignor hereunder.

     9. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage of the Aggregate Commitment assigned to the Assignee shall remain the percentage specified in Section I hereof and the dollar amount of the Commitment of the Assignee shall be recalculated based on the reduced Aggregate Commitment.

     10. ENTIRE AGREEMENT. This Assignment Agreement ****[and the attached consent]**** embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

     11. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of North Carolina.

     12. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party's name on the signature pages hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]                           (NAME OF ASSIGNEE)

By: _________________________                By: ___________________________
Title: ______________________                Title: ________________________
Address: ____________________                Address: ______________________
         ____________________                          ______________________

                                    EXHIBIT I

                              NOTICE OF ASSIGNMENT


To:            ****[ACKERLEY COMMUNICATIONS, INC.
               ______________________________
               ______________________________]****

               NATWEST BANK N.A., as Administrative Agent
               FIRST UNION NATIONAL BANK OF NORTH CAROLINA, as Documentation
               Agent

From:          [NAME OF ASSIGNOR]

               [NAME OF ASSIGNEE]

                                                            ______________, 19__

     1. We refer to that certain Credit Agreement, dated as of February __, 1995 (which, as it may be amended, modified, renewed or extended from time to time, is herein called the "Credit Agreement") among Ackerley Communications, Inc, (the "Company") certain banks party thereto (each a "Bank"), including ____________________ (the "Assignor"), NatWest Bank N.A., as administrative agent for the Banks (as such, the "Administrative Agent") and First Union National Bank of North Carolina, as documentation agent for the Banks (as such, the "Documentation Agent"). Capitalized terms used herein and in any consent delivered in connection herewith and not otherwise defined herein or in such consent shall have the meanings attributed to them in the Credit Agreement.

     2. This Notice of Assignment (this "Notice") is given and delivered to ****[the Company and]**** the Administrative Agent pursuant to Section 12.3.2 of the Credit Agreement.

     3.   The Assignor and ________________________ (the "Assignee") have entered into an Assignment Agreement, dated as of ________________, 19__, pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor, an undivided interest in and to all of the Assignor's rights and obligations under the Credit Agreement and the other Loan Documents such that Assignee's percentage of the Aggregate Commitment shall equal _____%, effective as of the "Effective Date" (as hereinafter defined). The "Effective Date" shall be the later of _______________, 19__ or two Business Days (or such shorter period as agreed to by the Administrative Agent) after this Notice of Assignment and any consents and fees required by Sections 12.3.1


_________________
****To be included only if consent must be obtained from the Company pursuant to
Section 12.3.1 of the Credit Agreement.

 and 12.3.2 of the Credit Agreement have been delivered to the Administrative Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

     4. As of this date, the percentage of the Assignor in the Aggregate Commitment and Loans is _____%. As of the Effective Date, the percentage of the Assignor in the Aggregate Commitment and Loans will be _____% (as such percentage may be reduced or increased by assignments which become effective prior to the assignment to the Assignee becoming effective) and the percentage of the Assignee in the Aggregate Commitment and Loans will be _____%.

     5. The Assignor and the Assignee hereby give ****[to the Company and]**** the Administrative Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Administrative Agent before ____________, 19__ to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Administrative Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Administrative Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Administrative Agent, the Assignor will give the Administrative Agent written confirmation of the occurrence of the Effective Date.

     6. The Assignee hereby accepts and assumes the assignment and delegation referred to herein and agrees as of the Effective Date (i) to perform fully all of the obligations under the Credit Agreement and the other Loan Documents which it has hereby assumed and (ii) to be bound by the terms and conditions of the Credit Agreement and the other Loan Documents as if it were a "Bank".

     7. The Assignor and the Assignee request and agree that any payments to be made by the Administrative Agent to the Assignor on and after the Effective Date shall, to the extent of the assignment referred to herein, be made entirely to the Assignee, it being understood that the Assignor and the Assignee shall make between themselves any desired allocations.

     8. The Assignor or the Assignee shall pay to the Administrative Agent on or before the Effective Date the processing fee of $2,500 required by Section
12.3.2 of the Credit Agreement.

     9. The Assignor and the Assignee request and direct that the Administrative Agent and the Documentation Agent prepare and cause the Company to execute and deliver [a new Note or new Notes or, as

_____________________
****To be included only if consent must be obtained from the Company pursuant to
Section 12.3.1 of the Credit Agreement.

appropriate,] a replacement Note or replacement Notes, to the Assignor and the Assignee in accordance with Section 12.3.2 of the Credit Agreement. The Assignor [and the Assignee] agree[s] to deliver to the Administrative Agent the original Note[s] received by it from the Company upon its receipt of a new Note[s] in the amount set forth above.

     10. The Assignee advises the Administrative Agent that the address listed below is its address for notices under the Credit Agreement:

                    _________________________
                    _________________________
                    _________________________


ASSIGNOR                         ASSIGNEE


By: ________________________     By: _________________________

Title: _____________________     Title: ______________________

                                   EXHIBIT II

                               CONSENT AND RELEASE


TO:  [NAME OF ASSIGNOR]            [NAME OF ASSIGNEE]
     _________________________     __________________________
     _________________________     __________________________

                                                           ______________, 199__

     1. We acknowledge receipt from _______________________ (the "Assignor") and _______________________ (the "Assignee") of the Notice of Assignment, dated as of _______________, 19__ (the "Notice"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Notice.

     2. In consideration of the assumption by the Assignee of the obligations of the Assignor as referred to in the Notice, the Company hereby (i) irrevocably consents, as required by Section 12.3.1 of the Credit Agreement, to the assignment and delegation referred to in the Notice and (ii) as of the Effective Date, irrevocably reduces the percentage of the Assignor in the Aggregate Commitment by the percentage of the Aggregate Commitment assigned to the Assignee and releases the Assignor from all of its obligations to the Company under the Loan Documents to the extent that such obligations have been assumed by the Assignee.

**** 3.   The Company directs the Administrative Agent and the Documentation
Agent to prepare for issuance by the Company new Notes as requested by the Assignor and the Assignee in the Notice.****

     4. In consideration of the assumption by the Assignee of the obligations of the Assignor as referred to in the Notice, the Administrative Agent hereby
(i) irrevocably consents, as required by Section 12.3.1 of the Credit Agreement, to the assignment and delegation referred to in the Notice, (ii) as of the Effective Date, irrevocably releases the Assignor from its obligations to the Managing Agents under the Loan Documents to the extent that such obligations have been assumed by the Assignee, and (iii) agrees that, as of the Effective Date, the Administrative Agent shall consider the Assignee as a "Bank" for all purposes under the Loan Documents to the extent of the assignment and delegation referred to in the Notice.

ACKERLEY COMMUNICATIONS, INC.      NATWEST BANK N.A., as Administrative Agent

By: ________________________       By: __________________________
Title: _____________________       Title: _______________________

__________________
****To be included only if consent must be obtained from the Company pursuant to
Section 12.3.1 of the Credit Agreement.

                                   EXHIBIT "F"

                             [INTENTIONALLY OMITTED]

                                  SCHEDULE "1"

                       SUBSIDIARIES AND OTHER INVESTMENTS
                           (SEE SECTIONS 5.8 AND 6.16)



                         Outstanding Capital                  Jurisdiction of
     Subsidiaries        Stock Owned 100% By                   Incorporation
     ------------        -------------------                  ---------------

Ackerley Airport         Ackerley
Advertising, Inc.        Communications, Inc.                 Washington
                         ("ACI")

Ackerley                 ACI                                  Washington
Communications
Group, Inc.

Cypress                  ACI                                  Washington
Broadcasting, Inc.

KGET TV, Inc.            ACI                                  Washington

KJR Radio, Inc.          ACI                                  Washington

KKTV, Inc.               ACI                                  Washington

KVOS TV, Inc.            ACI                                  Washington

KVOS TV, Ltd.            KVOS TV, Inc.                        British Columbia,
                                                              Canada

Seattle SuperSonics,     ACI                                  Washington
Inc.

TC Aviation, Inc.        ACI                                  Oregon

WIXT TV, Inc.            ACI                                  Washington


                                                              Jurisdiction
     Investments         Ownership                            of Formation
     -----------         ---------                            ------------

New Century Seattle      Limited partnership                  Delaware
Partners, L.P.           interests representing
                         approximately 80% of
                         the equity investors

                                  SCHEDULE "2"

                               OTHER INDEBTEDNESS
                                 (SECTION 6.11)

                         Guaranty of Ackerley Communications, Inc. of capital
contribution requirements of KJR Radio, Inc., pursuant to Section 3.1(g)(i) of the Amended Partnership Agreement.

                                  SCHEDULE "3"

                                 EXISTING LIENS
                                 (SECTION 6.18)


                                      None.

                                  SCHEDULE "4"

                               OUTSTANDING SHARES
                                  (SECTION 5.1)


                                                                                             Number of
             Name of Company              Class of Shares          Authorized Shares         Shares Issued         Options
- -----------------------------------------------------------------------------------------------------------------------------------
Ackerley Communications, Inc.             Common                          50,000,000            9,562,433
                                          -----------------------------------------------------------------------------------------
                                          Class B Common                   6,972,230            5,901,861          N/A
- -----------------------------------------------------------------------------------------------------------------------------------
Ackerley Airport Advertising, Inc.        Common                                 500                  100          N/A
- -----------------------------------------------------------------------------------------------------------------------------------
Cypress Broadcasting, Inc.                Common                              50,000                  100          N/A
- -----------------------------------------------------------------------------------------------------------------------------------
KGET TV, Inc.                             Common                              50,000                  100          N/A
- -----------------------------------------------------------------------------------------------------------------------------------
KJR Radio, Inc.                           Common                              50,000                  100          N/A
- -----------------------------------------------------------------------------------------------------------------------------------
KKTV, Inc.                                Common                              50,000                  100          N/A
- -----------------------------------------------------------------------------------------------------------------------------------
KVOS TV, Inc.                             Common                              50,000                  100          N/A
- -----------------------------------------------------------------------------------------------------------------------------------
KVOS TV, Ltd.                             Common                              10,000                    1          N/A
- -----------------------------------------------------------------------------------------------------------------------------------
Seattle SuperSonics, Inc.                 Common                              50,000                  100          N/A
- -----------------------------------------------------------------------------------------------------------------------------------
TC Aviation, Inc.                         Common                               5,000                1,000          N/A
- -----------------------------------------------------------------------------------------------------------------------------------
WIXT TV, Inc.                             Common                              50,000                  100          N/A
- -----------------------------------------------------------------------------------------------------------------------------------